Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LOGICBIO THERAPEUTICS, INC.

ALEXION PHARMACEUTICALS, INC.

AND

CAMELOT MERGER SUB, INC.

Dated as of October 3, 2022

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EXHIBITS

Exhibit A-1	Tender and Support Agreement

Exhibit A-2	Tender and Support Agreement

Exhibit B	Key Employees

Exhibit C	Certificate of Incorporation of the Surviving Corporation

ANNEXES

Annex I	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2022 (this “Agreement”), is entered into by and among LogicBio Therapeutics, Inc., a Delaware corporation (the “Company”), Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Camelot Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, it is proposed that Merger Sub will commence a cash tender offer (as it may be amended or extended from time to time as permitted under, or required by, this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $2.07 per share, to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, following the consummation of the Offer, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, with the Company continuing as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting thereof duly called and held, duly adopted by unanimous vote resolutions (which have not been rescinded, modified or withdrawn in any way) (a) determining that this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving this Agreement and the Transactions, including the Offer and the Merger, and declaring this Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder, (b) approved this Agreement and the Transactions, including the Offer and the Merger, and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair and in the best interest of Merger Sub and Merger Sub’s sole stockholder, (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for its adoption and approval and (d) resolved to recommend that Parent votes to adopt this Agreement and approve the Transactions contemplated by this Agreement, including the Offer and the Merger;

WHEREAS, each of Parent, Merger Sub and the Company acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated immediately following the Offer Acceptance Time;

WHEREAS, to induce, and as a condition to, Parent entering into this Agreement and consummating the Transactions, certain holders of Company Common Stock have executed tender and support agreements (the “Tender and Support Agreements”) in favor of Parent and Merger Sub concurrently with the execution and delivery of this Agreement, substantially in the forms attached as Exhibit A-1 and Exhibit A-2 hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Exhibit B attached hereto (each, a “Key Employee”) has entered into and delivered to Parent or the Company, as applicable, (a) an employment offer letter (each, a “Key Employee Offer Letter”) with Parent or an Affiliate thereof, to be effective at, and contingent upon, the Effective Time, and (b) a restrictive covenant agreement with the Company (or, in the case of any Key Employee that has previously entered into a restrictive covenant agreement with the Company that includes a post-termination non-competition covenant, reaffirming their obligations under such restrictive covenant agreement in their Key Employee Offer Letter) (each, a “Restrictive Covenant Agreement”), pursuant to which such Key Employees have agreed to certain restrictive covenants following the Closing; and

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the Organizational Documents of Merger Sub.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly, controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Ancillary Agreement” means this Agreement and the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the Transactions.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assumed RSU Award” has the meaning set forth in Section 3.9(a)(i)(4).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.4(a).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, disability, life insurance or welfare plan, or any employment, consulting, change in control, retention or severance pay agreement, or any other such benefit or compensation plan, policy, program, agreement or arrangement.

“Book-Entry Shares” means non-certificated shares of Company Common Stock represented by book-entry.

“Burdensome Condition” has the meaning set forth in Section 6.3(c).

“Business Day” means a day except a Saturday, a Sunday or any other day on which commercial banks in the City of New York or the office of the Secretary of State of the State of Delaware are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Centerview” has the meaning set forth in Section 4.20.

“Certificate of Merger” has the meaning set forth in Section 3.3(b).

“Certificates” has the meaning set forth in Section 3.6(b).

“Change in Circumstance” means any material event, development or change in circumstances with respect to the Company (other than any event, development or change in circumstances resulting from a breach of this Agreement by the Company) that (a) was not known to the Company Board, nor reasonably foreseeable by the Company Board, as of or prior to the date of this Agreement and (b) does not relate to (i) the receipt, existence or terms of any Company Acquisition Proposal or matters relating thereto or consequences thereof, (ii) clearance of the Merger or the expiration or termination of any waiting period under the Antitrust Laws, (iii) any changes in the market price or in the trading volume of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstance), (iv) changes in economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world, (v) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (vi) changes in conditions affecting the industry in which the Company and the Company Subsidiaries operate, (vii) any changes in credit rating or the fact that, in and of itself, the Company meets or exceeds (or fails to meet or exceed) any internal or published forecasts, projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstance), (viii) the taking of any action required or expressly contemplated by this Agreement or (ix) any event, development, condition or circumstance with respect to Parent or its Affiliates.

“Closing” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partner” means any research, development, collaboration or similar partner acting for or on behalf of the Company or any Company Subsidiary with respect to any Company Product.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Company Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, whether written or oral, contemplating or otherwise relating to, in a single transaction or series of related transactions, any (a) acquisition, disposition, sale, lease, exchange, transfer or license of the assets or the businesses of the Company or the Company Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s consolidated net revenues or net earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding capital stock of the Company or the Company Subsidiaries, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding capital stock of the Company or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Subsidiaries that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding capital stock of the Company, in each case other than the Transactions.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.5(a).

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(b).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation, including on account of an ERISA Affiliate (other than any plan or program maintained by a Governmental Entity to which the Company or any Company Subsidiary is required to contribute pursuant to applicable Law (a “Statutory Plan”)).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Common Stock” has the meaning set forth in Section 3.5(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Impairment Effect” means any Effect that, individually or in the aggregate with any one or more other Effects has prevented, materially delayed or materially impaired, or would reasonably be expected to prevent, materially delay or materially impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, in each case, on a timely basis, in accordance with the terms of this Agreement.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, no Effect resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures); (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company Common Stock or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline unless such underlying causes are otherwise included in the exceptions to this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, consultants or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5 or any condition relating thereto); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Company pursuant to the terms of this Agreement (other than compliance by the Company and its Subsidiaries with the obligations set forth in Section 6.1) or taken at the written direction of Parent or Merger Sub; (K) any stockholder litigation (or a derivative or similar claim) or other Proceeding brought in connection with this Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims or (L) the results of research and development, clinical trials or other drug development activities conducted by or on behalf of the Company or any Company Subsidiary in respect of any of the Company Products; provided, further, that any Effect referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and only to the extent that such change or event, individually or in the aggregate, has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to any other companies or businesses that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Option” means an award of an option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans.

“Company Permits” has the meaning set forth in Section 4.15(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Products” has the meaning set forth in Section 4.16(a).

“Company Related Parties” has the meaning set forth in Section 8.3.

“Company Specified Contract” has the meaning set forth in Section 4.13(a).

“Company Stock Plans” means (i) the LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan and (ii) the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Warrant” means any warrant to purchase shares of Company Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(a).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.13(a).

“Continuing Employee” has the meaning set forth in Section 6.13(a).

“Contract” means any written or oral legally binding agreement, contract, lease, license, indenture, note, bond, concession, franchise or other binding instrument or binding commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, directly in response to COVID-19.

“COVID-19 Tax Measure” means any Law enacted or issued by any Governmental Entity with respect to any Tax matter in response to COVID-19 (including the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), the American Rescue Plan Act of 2021 (Pub. L. 117-2), and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any regulations, order, or other administrative authority issued pursuant to any such Law or otherwise issued with respect to any Tax matter in response to the COVID-19 Pandemic (including IRS Notices 2020-18, 2020-20, and 2020-65).

“Delaware Secretary” has the meaning set forth in Section 3.3(b).

“Depository Agent” has the meaning set forth in Section 3.6(a).

“Determination Notice” has the meaning set forth in Section 6.5(b)(i).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.7.

“Effect” means any event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 3.3(b).

“End Date” has the meaning set forth in Section 8.1(d).

“Environmental Law” means any Law that relates to human or worker health and safety as it relates to Hazardous Materials, pollution or protection of the environment or natural resources.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval, registration, or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that are or would be treated together with the Company or any of the Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” has the meaning set forth in Section 3.5(a)(iv).

“Executive Employees” means each Key Employee, Michael Franken, Daniel Gruskin, Grace Lochhead and Janice Olson.

“Existing Credit Agreement” means that certain Loan and Security Agreement, dated July 2, 2019, among Oxford Finance LLC, as collateral agent, the lenders party thereto, LogicBio Therapeutics, Inc. and LogicBio Australia Pty Limited, as amended, modified, supplemented, restated or amended and restated through the date of this Agreement.

“Expiration Date” has the meaning set forth in Section 2.1(c).

“FDA” has the meaning set forth in Section 4.16(a).

“FDCA” has the meaning set forth in Section 4.16(d).

“Filed Company SEC Documents” has the meaning set forth in Section 4.6(a).

“GAAP” means U.S. generally accepted accounting principles.

“GMP Regulations” means the applicable Laws for current Good Manufacturing Practices for human biopharmaceutical products promulgated by the FDA under the FDCA and the Public Health Service Act, 42 U.S.C. § 201 et seq., or by any other applicable Governmental Entity under similar Laws in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Good Clinical Practices” means standards for clinical trials for biopharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any Governmental Entity in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the Company Products are distributed, sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to, or for which liability or standards of conduct may be imposed under, any Environmental Laws due to their hazardous or deleterious properties or characteristics, including petroleum and petroleum byproducts, asbestos, lead, radiation, toxic mold, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or the Company Subsidiaries) whether current, short-term or long-term, secured or unsecured, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) any obligations of such Person under Contracts creating an obligation with respect to the deferred price of property, securities or other assets (including any “earn-out” or contingent purchase price payments reasonably expected to come due and payable but excluding trade payables or accruals in the ordinary course of business), (e) any accrued interest, premiums, penalties, breakages, “make whole amounts” or prepayment penalties of such Person relating to the foregoing that would be payable in connection with the repayment of the foregoing in order to fully discharge and terminate all such obligations described in the foregoing clauses (a) through (d), or (f) any guaranty of any such obligations described in clauses (a) through (e) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnification Expenses” has the meaning set forth in Section 6.10(a).

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Initial Expiration Date” has the meaning set forth in Section 2.1(c).

“Intellectual Property” means all intellectual property and similar proprietary rights, in any jurisdiction, including the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and business names, together with all goodwill related thereto, and all applications and registrations for the foregoing, including all renewals of the same (“Trademarks”), (b) inventions (whether patentable or not), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, provisionals, reexaminations and reissues thereof (“Patents”), (c) confidential information, proprietary information, trade secrets, know-how and any rights in technology, (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”), (e) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (f) domain names, other names and locators associated with the Internet and applications or registrations thereof.

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Key Employee” has the meaning set forth in the Recitals.

“Key Employee Offer Letter” has the meaning set forth in the Recitals.

“Knowledge” means the actual knowledge after due inquiry of, (a) in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1 of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.

“Licensed Intellectual Property” has the meaning set forth in Section 4.18(b).

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary.

“Lien” means any mortgage, lien, license, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Common Stock” has the meaning set forth in Section 3.5(a).

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means the NASDAQ Global Market.

“Non-Executive Holder” has the meaning set forth in Section 3.9(a)(i)(2).

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” has the meaning set forth in Section 6.5(b).

“Offer Commencement Date” means the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(e).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.1(b).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws or stockholder agreement thereof, (b) with respect to a limited liability company, the articles or certificate of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, prior to the Closing, (a) with respect to Parent and Merger Sub, the Company and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

“Owned Intellectual Property” has the meaning set forth in Section 4.18(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Holdco” means AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales.

“Parent Holdco ADS” means an American depository share of Parent Holdco representing a beneficial interest in 0.5 Parent Holdco Ordinary Shares.

“Parent Holdco ADS Price” means the arithmetic average of the volume-weighted averages of the trading prices of Parent Holdco ADSs on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five (5) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the Closing Date.

“Parent Holdco Ordinary Shares” means the ordinary shares, par value $0.25 per share, of Parent Holdco.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent, materially impair or materially delay beyond the End Date the consummation by Parent or Merger Sub of any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and Merger Sub’s assets and properties and to lawfully carry on Parent’s and Merger Sub’s respective businesses as they are being conducted as of the date of this Agreement.

“Parent Related Parties” has the meaning set forth in Section 8.3.

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.6(a).

“Payoff Letter” has the meaning set forth in Section 6.17.

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent required by GAAP, (iii) Liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity, (v) in the case of real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries or Parent or Merger Sub, as applicable, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors, sublessors, licensors or grantors under the lease, sublease, license, sublicense or other occupancy agreement for such real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other non-monetary Liens with respect to real property or (vii) nonexclusive licenses of Intellectual Property under research, development, manufacturing or similar Contracts with third parties where such license is granted solely to enable the performance by such third parties of obligations under such Contracts.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any “group” (within the meaning of Section 13(d) of the Exchange Act).

“Personal Information” means information that (a) identifies, relates to, or describes, an identifiable natural Person, and/or (b) is “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Laws.

“Proceeding” has the meaning set forth in Section 4.14.

“Regulatory Authorizations” means any approval, consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Regulatory Condition” has the meaning set forth in Annex I.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, movement or migration of Hazardous Materials into or through the environment.

“Replacement Plans” has the meaning set forth in Section 6.13(b).

“Representatives” means with respect to a Person, any directors, officers, managers, employees, agents, consultants and other representatives, including any investment banker, financial advisor, attorney, accountant or other advisor.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sanctioned Country” means any country or region or government thereof that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics).

“Sanctioned Person” means any Person that is the target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any Sanctions or export-related list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State Sanctions or export-related list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person organized or resident in a Sanctioned Country.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union or any European Union member state, the United Nations, or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“Schedule TO” has the meaning set forth in Section 2.1(e).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the rules and regulations promulgated thereunder.

“Severance Plan” means the LogicBio Therapeutics, Inc. Non-Executive Change in Control Severance Plan.

“Solvent” means, with respect to any Person and as of the date of determination, that such Person (a) has assets with “present fair saleable value” in an amount that exceeds the total amount of the “liabilities” of such Person, contingent or otherwise (it being understood that such quoted terms are generally determined in accordance with applicable U.S. federal securities Laws governing the determination of the insolvency of debtors), (b) has assets with present fair salable value not less than the amount that will be required to pay its liabilities on its debts as they become absolute and matured and(c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and they become due in the ordinary course of business.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, or directly or indirectly, of which (a) at least 50% of the voting securities or ownership interests that is sufficient to vote to elect at least a majority of the board of directors or other governing body or other Persons performing similar functions, (b) at least 50% of the outstanding equity, voting or financial interests in such Person or (c) a general partner interest, a managing member interest or other similar ownership interests is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or a combination thereof.

“Superior Offer” means a bona fide written Company Acquisition Proposal after the date of this Agreement that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Company Acquisition Proposal that the Company Board deems relevant (including any revisions to the terms and conditions of this Agreement proposed by Parent in response to such proposal in accordance with Section 6.5), if consummated, would be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions; provided, that for purposes of the definition of “Superior Offer”, the references to “20% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.5(a).

“Takeover Law” means any “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.

“Tax Return” means any return, report, declaration, form, election, statement, or any other document (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” means any Governmental Entity responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign, or other taxes, charges, fees, levies, duties, fees, or other assessments, including all net income, gross income, gross receipts, alterative or add-on minimum, sales, use, ad valorem, goods and services, capital, transfer, franchise, margin, earnings, profits, windfall profits, license, withholding, payroll, employment, unemployment, employer health, social security, premium, workers compensation, occupation, excise, estimated, environmental, severance, stamp, occupation, property (real, personal, or intangible), escheat, or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.

“Tender and Support Agreement” has the meaning set forth in the Recitals.

“Termination Condition” has the meaning set forth in Annex I.

“Termination Fee” has the meaning set forth in Section 8.3(b).

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means a material breach that is the consequence of an action or omission (including a failure to cure circumstances) by a Party with the actual knowledge that the taking of, or failure to take, such act would result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Offer or the Closing when required to do so by this Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the words “made available” (and words of similar import) by the Company with respect to any item or document means that prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC’s EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the electronic data room hosted by DataSite under the title “LogicBio – Project Apollo” maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement (the “VDR”) or otherwise provided to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case, at least twenty-four (24) hours prior to the execution and delivery of this Agreement;

(d) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e) the word “or” shall be disjunctive but not exclusive;

(f) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts (including any references to “$”) refer to United States dollars unless otherwise provided;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k) the captions of the Articles, Sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(l) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(m) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(n) no summary of this Agreement or any Annex, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Annex or Schedule;

(o) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p) the term “ordinary course of business” (or words of similar effect) shall be deemed to be followed by “consistent with past practice”;

(q) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if”;

(r) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any Section of any applicable Law or other law include any successor to such Section (provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date);

(s) all references to days mean calendar days unless otherwise provided;

(t) all references to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean the date set forth in the Preamble;

(u) when “since” is used in connection with a date, the period covered thereby shall be inclusive of such date;

(v) all references to time mean New York City time unless otherwise provided; and

(w) it is understood that among the factors applicable to determining whether the Company or Parent has “unreasonably withheld, conditioned or delayed” consent under Section 6.1 or Section 6.2 of this Agreement, as applicable, are prevailing economic, industry and regulatory circumstances.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and subject to the Company complying with its obligations under Section 2.2, as promptly as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub and Parent expressly reserve the right (in their sole discretion) to (i) increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition and the Termination Condition) and (iii) amend, modify or supplement any of the other terms or conditions of the Offer prior to the Offer Acceptance Time to the extent not inconsistent with the terms of this Agreement; provided, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub shall (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that would adversely affect any holder of shares of Company Common Stock in any material respect or that would, individually or in the aggregate, reasonably be expected to prevent or delay beyond the End Date the consummation of the Offer or have a Parent Material Adverse Effect (except to effect an extension of the Offer to the extent expressly permitted or required by this Section 2.1), (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act. The Offer may not be terminated or withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.1.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m. on the twentieth (20th) Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary in this Agreement, but subject to the Parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled Expiration Date, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being capable of being satisfied) is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for, without the consent of the Company: (A) any period required by applicable Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) Business Days per extension, until the Regulatory Condition (solely with respect to an order, injunction or investigation (relating to Antitrust Laws)) has been satisfied; (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition and those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Merger Sub shall (and Parent shall cause Merger Sub to), at the written request of the Company, extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one (1) occasion for an additional period specified by the Company of up to ten (10) Business Days to permit the Minimum Condition to be satisfied; provided, that in no event shall Merger Sub be required to extend the Offer beyond (x) the valid termination of this Agreement in accordance with Section 8.1 or (y) the End Date. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Section 8.1.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (such Schedule TO and all exhibits, amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by the Exchange Act. Parent and Merger Sub shall cause the Offer Documents to be filed with the SEC to the extent required by the Exchange Act. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or otherwise required by applicable Law, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by the Exchange Act. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders required in connection with any action contemplated by this Section 2.1(e). Except from and after the time at which a Company Adverse Change Recommendation is effected, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including amendments and supplements thereto) by Parent and Merger prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff and a reasonable opportunity (to the extent practicable) to participate in any substantive discussions with the SEC or its staff concerning such comments.

(f) Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within two (2) Business Days) after the Offer Acceptance Time. Parent shall provide (or cause to be provided) to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided, that nothing in this Section 2.1(g) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(h) Updates. Parent shall use its reasonable best efforts to keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request (no more than once per Business Day during the Offer), use its reasonable best efforts to provide the Company as soon as practicable with the most recent report then available from the Depository Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 2.2 Company Actions.

(a) Schedule 14D-9. On the Offer Commencement Date, following or concurrently with the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.4, shall reflect the Company Board Recommendation and shall provide each of the holders of shares of Company Common Stock with the notice contemplated by Section 262(d)(2) of the DGCL. Prior to such filing and dissemination, the Company shall set the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Law. Unless requested otherwise by the Company, Parent shall use commercially reasonable efforts to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock together with the Offer Documents. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Except from and after the time at which a Company Adverse Change Recommendation is effected, Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Merger Sub required in connection with any action contemplated by this Section 2.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto by the Company prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The obligations of the Company in this Section 2.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff and a reasonable opportunity (to the extent practicable) to participate in any substantive discussions with the SEC or its staff concerning such comments.

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish to Parent a list of the Company’s stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent and Merger Sub such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent and Merger Sub may reasonably request in connection with the commencement of the Offer. Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon written request of the Company, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy, at Parent’s election) all copies and any extracts or summaries from such information then in their possession or control. The information contained in any such mailing labels, lists or files shall be subject in all respects to the Confidentiality Agreement.

ARTICLE III

THE MERGER; EFFECTS OF THE MERGER

Section 3.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 3.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and from the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated in accordance with Section 8.1, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place electronically at 8:00 a.m., Eastern Time, on the same date as the Offer Acceptance Time except if (subject to Section 2.1(b)) the conditions set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the conditions set forth in Section 7.1 are satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Delaware Secretary or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 3.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) subject to Section 6.10, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation in the form attached hereto as Exhibit C;

(b) subject to Section 6.10, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to Merger Sub’s name shall be replaced by references to “LogicBio Therapeutics, Inc.”);

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time; and

(d) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Merger Sub as of immediately prior to the Effective Time.

Section 3.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or any holder of any shares of any capital stock of Merger Sub:

(i) any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) or any Company Subsidiary shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any shares of Company Common Stock irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv) except as provided in clauses (i) and (ii) above (collectively, the “Excluded Shares”) and clause (iii) above, and subject to Section 3.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and converted into the right to receive the Offer Price in cash, without interest thereon (the “Merger Consideration”) and shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in accordance with Section 3.6, without interest thereon; and

(v) each share of the common stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”) then outstanding shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

Section 3.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, (i) Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.1(b) and Section 2.1(f) and (ii) Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 3.5. The agreement pursuant to which Parent shall appoint the Depository Agent and the Paying Agent shall, in each case, be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, (A) with the Paying Agent, cash sufficient to make payment of the cash consideration payable pursuant to Section 2.1(b) and Section 2.1(f) and (B) with the Depository Agent, cash sufficient to make payment of the Offer Price payable pursuant to Section 3.5 (such amounts in clauses (A) and (B) of this sentence, together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. Parent shall be responsible for all expenses of the Depository Agent and the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, further, that no such investment or losses thereon shall affect amounts payable to the holders of shares of Company Common Stock pursuant to this Agreement (including in the Offer or the Merger). To the extent there are losses or the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the level required to pay the aggregate consideration payable pursuant to the Offer or the aggregate Merger Consideration payable pursuant to this Agreement, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds, in cash, to the Payment Fund for the benefit of such holders of Company Common Stock in the amount of any such losses or other amounts necessary to satisfy the obligations of Parent and the Surviving Corporation to make prompt payments of the amounts payable pursuant to this Agreement (including in the Offer or the Merger).

(b) Promptly (but in no event later than three (3) Business Days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 3.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 3.6(f)) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for transfer and other similar Taxes described in this Section 3.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.6(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares have been converted pursuant to Section 3.5.

(c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar requirements under applicable Law) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar requirements under applicable Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

(e) Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any payee thereof such amounts as it is required to deduct or withhold therefrom under applicable Law; provided, that except (i) with respect to amounts treated as compensation for Tax purposes or (ii) as a result of the failure of any holder of shares of Company Common Stock to provide an Internal Revenue Service Form W-9 or W-8, as applicable, Parent shall provide the Company written notice of any applicable payor’s intention to make such deduction or withholding at least ten days prior to Closing and shall provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction or relief from such deduction or withholding. Any such amounts deducted or withheld and remitted to the appropriate Governmental Entity in accordance with applicable Law shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent shall pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

Section 3.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have otherwise effectively waived, withdrawn or lost such holder’s right to appraisal and payment under the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), and such shares of Company Common Stock shall not be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any written demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct and participate in all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.8 Effect on Company Warrants. Immediately prior to the Effective Time, each Company Warrant that is outstanding and has not been exercised as of immediately prior to the Effective Time shall automatically expire in accordance with its terms.

Section 3.9 Treatment of Equity Compensation Awards

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions as may be required to effect the following:

(i) Company Options.

(1) Each Company Option outstanding as of immediately prior to the Effective Time (A) that is vested as of immediately prior to the Effective Time or (B) held by any non-employee director of the Company shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (y) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of Taxes, which shall be payable promptly following the Effective Time and in no case later than the second regularly scheduled payroll following the Effective Time (the “Closing Payment Schedule”); provided, that any Company Option with a per share exercise price equal to or greater than the Offer Price shall be automatically cancelled for no consideration.

(2) Each Company Option outstanding and unvested as of immediately prior to the Effective Time held by any Person other than an Executive Employee (“Non-Executive Holder”) that would have had its first vesting date on March 1, 2023 or June 1, 2023 pursuant to its terms on the date hereof shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock with respect to which such Company Option would have vested prior to November 30, 2023 pursuant to its terms on the date hereof and (B) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of Taxes. Such cash amount shall be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through March 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause (as defined in the applicable employee’s employment agreement or if no such agreement exists, the Severance Plan) prior to March 1, 2023, such individual shall be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent.

(3) The portion of each Company Option outstanding and unvested as of immediately prior to the Effective Time held by any Non-Executive Holder that would have vested after November 30, 2023 pursuant to its terms on the date hereof shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock with respect to which such Company Option would have vested after November 30, 2023 pursuant to its terms on the date hereof and (B) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of Taxes, payable on the Closing Payment Schedule. Such cash amount shall be payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through December 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause prior to December 1, 2023, such individual shall be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through December 1, 2023, with such cash payment payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the execution of an effective release of claims in favor of Parent.

(4) Each Company Option outstanding and unvested as of immediately prior to the Effective Time held by any Executive Employee of the Company shall be cancelled and automatically converted into: (A) the right to receive an amount in cash equal to the product of (I) the aggregate number of shares of Company Common Stock with respect to which such Company Option would have vested prior to November 2023 pursuant to its terms on the date hereof and (II) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of Taxes, which shall be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll following March 1, 2023, subject to the applicable Executive Employee’s continuous employment through March 1, 2023; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to March 1, 2023, such individual shall be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent; (B) a restricted stock unit award (each, an “Assumed RSU Award”) with respect to a number of Parent Holdco ADSs (rounded down to the nearest whole share) equal to (I) the product of (x) the aggregate number of shares of Company Common Stock with respect to which such Company Option would have vested pursuant to its terms on the date hereof after October 2023 and prior to November 2025 pursuant to its terms in effect on the date hereof and (y) the excess if any, of the Offer Price over the applicable per share exercise price of such Company Option, divided by (II) the Parent Holdco ADS Price, vesting in two equal annual installments on November 1, 2023 and November 1, 2024, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards shall immediately vest, subject to the execution of an effective release of claims in favor of Parent; and (C) an Assumed RSU Award with respect to a number of Parent Holdco ADSs (rounded down to the nearest whole share) equal to (I) the product of (x) the aggregate number of shares of Company Common Stock with respect to which such Company Option would have vested after October 2025 pursuant to its terms in effect on the date hereof and (y) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, divided by (II) the Parent Holdco ADS Price, vesting on November 1, 2025, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards shall immediately vest, subject to the execution of an effective release of claims in favor of Parent. Parent shall use reasonable best efforts to cause Parent Holdco to, at or prior to the Effective Time, register on an appropriate registration statement the Parent Holdco ADSs evidencing Parent Holdco Ordinary Shares in respect of the Assumed RSU Awards. Parent shall use reasonable best efforts to cause Parent Holdco to take all corporate actions necessary to authorize the issuance of the Parent Holdco ADSs, and cause the Parent Holdco ADSs, when issued and delivered, to be duly authorized, validly issued, fully paid, and nonassessable, free and clear of any liens or encumbrances, and issued in compliance with applicable Law. If such Parent Holdco ADSs are not able to be issued, or for any other reason Parent Holdco does not issue such Parent Holdco ADSs under any Assumed RSU Award in accordance with this Section 3.9(a)(i)(4), then Parent shall pay to the holder of each such Assumed RSU Award that vests (it being understood that the same vesting conditions applicable to the applicable Assumed RSU Award shall apply for this purpose) a cash payment, on or promptly after the date that such Assumed RSU Award otherwise would have vested, with a value (per Parent Holdco ADS subject to the Assumed RSU Award) equal to the closing price of a Parent Holdco ADS on Nasdaq on the date of vesting.

(ii) Payment Procedures. The Surviving Corporation shall pay on the timing dates set forth above the cash amounts payable pursuant to Section 3.9(a)(i), as applicable, net of any applicable withholding Taxes, through payroll by the Surviving Corporation (subject to any required tax withholdings) to the applicable holders of such Company Options. Notwithstanding the foregoing, if any payment owed to any holder of Company Options pursuant to this Section 3.9 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder promptly (and in any event no later than on the Closing Payment Schedule).

(b) With respect to any amount payable under Section 3.9 that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Section 3.9) to any Person pursuant to or in settlement of any Company equity or equity-based awards under the Company Stock Plans or otherwise and the Company Stock Plans will thereupon terminate.

Section 3.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, exhibits (filed, linked or referenced), forms, statements, prospectuses, registrations statements and other documents filed by the Company with or furnished by the Company to the SEC on or after January 1, 2019 (excluding any disclosures set forth in any such documents in any part entitled “risk factors” or “forward-looking statements” sections or other information disclosures that are non-specific, predictive, forward-looking or cautionary in nature other than historical facts included therein) and publicly available at least twenty-four (24) hours prior to the execution and delivery of this Agreement or (y) as set forth in the corresponding sections or subsections in the disclosure letter dated the date hereof and delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter only to the extent that the qualification of such disclosure or exception thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except where any such failure to be in good standing would not reasonably be expected to, individually or in the aggregate, have a (a) Company Material Adverse Effect or (b) Company Impairment Effect. Each of the Company and the Company Subsidiaries (i) has full corporate or similar power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (ii) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a (A) Company Material Adverse Effect or (B) Company Impairment Effect. True and complete copies of the Organizational Documents of the Company, as in effect on the date of this Agreement, are included in the Filed Company SEC Documents or have been made available to Parent and Merger Sub. The Company is not in violation of its Organizational Documents in any material respect. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock, and the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s capital stock.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 175,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on September 29, 2022 (the “Measurement Date”), (A) 32,962,733 shares of Company Common Stock, respectively, were issued and outstanding (none of which were subject to vesting or other forfeiture provisions), (B) 5,392,958 shares of Company Common Stock were subject to Company Options, (C) 15,686 shares of Company Common Stock were subject to Company Warrants, and (D) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. As of the Measurement Date, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plans and any related award agreements.

(b) All outstanding shares of capital stock of the Company, and all such shares that may be issued or granted prior to the Effective Time, when issued or granted, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights or, to the Knowledge of the Company, any other Liens, in each case other than Permitted Liens and (ii) issued or granted in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts or Organizational Documents.

(c) Except as set forth in Section 4.2(a), there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of the Company, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract, (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock, or (iv) that are stockholder rights plans (or similar plans commonly referred to as a “poison pill” or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities). There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (B) in connection with Company Options upon forfeiture of awards or payment of the strike price. Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with any holders of shares of capital stock the Company on any matter. The Company has made available to Parent, with respect to each Company Option, as of the Measurement

Date: (1) the holder of each Company Option; (2) the grant date; (3) the Company Stock Plan pursuant to which such Company Option was granted; (4) the number of shares of Company Common Stock underlying such Company Option; (5) the vesting schedule; (6) the strike price; (7) whether or not such grant of such Company Option is designated as an incentive stock option under Section 422 of the Code; and (8) the expiration date. The strike price of each Company Option was, on the date of grant of such Company Option, no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were recorded on the Company’s financial statements (including any related notes thereto) contained in the Filed Company SEC Documents in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

Section 4.3 Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name, the number and type of outstanding equity interests and jurisdiction of incorporation or organization of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any equity interest. All of the outstanding equity interests or other ownership interests in each Company Subsidiary have been validly issued, fully paid and nonassessable, and are owned by the Company, free and clear of all Liens, other than transfer restrictions imposed under applicable securities Laws. There are no options, warrants, rights, calls, puts, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b) Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, voting interest or other equity interest in any Person (other than the Company Subsidiaries), nor does the Company nor any Company Subsidiary have any obligation, contingent or otherwise, to participate in, provide funds to, make any loan, capital contribution, guarantee or consummate any other investment in any Person.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) Assuming that the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s representations in Section 5.8, the Company has the requisite corporate power and authority to enter into and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby and thereby, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. Assuming that the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s representations in Section 5.8, the adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company. The Company has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) The Company Board, at a meeting thereof duly called and held, duly adopted by unanimous vote resolutions (which, subject to Section 6.5, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, including the Offer and the Merger, and declaring this Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (iv) resolving to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (such recommendation described in clause (iv), the “Company Board Recommendation”).

Section 4.5 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements do not, and the consummation of the Transactions and compliance with the terms hereof or thereof by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, modification or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of the Company Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Organizational Documents of the Company or any of the Company Subsidiaries, (ii) any Company Permit or any Company Specified Contract or (iii) subject to the filings and other matters referred to in Section 4.5(b), and assuming the accuracy of Parent’s representations in Section 5.8, any applicable Law, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a (A) Company Material Adverse Effect or (B) Company Impairment Effect.

(b) No consent, approval, license, permit, order, waiver, authorization, variance, exemption, franchise, clearance, Judgment or other confirmation (“Consent”) of, or registration, declaration or filing with, or permit from, any national, federal, state, provincial, local or other government, domestic, foreign or supranational court of competent jurisdiction, tribunal, administrative authority, agency, department or commission or other governmental authority or instrumentality or arbitral body (public or private), domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions by the Company, other than (i) compliance with the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant Governmental Entities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required under the rules and regulations of the Nasdaq, and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a (A) Company Material Adverse Effect or (B) Company Impairment Effect.

Section 4.6 SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2019, the Company has timely filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished by the Company under the Exchange Act or the Securities Act (“Filed Company SEC Documents”). At the time filed or furnished (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice, whether written or oral, from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of the Company or any Company Subsidiary. None of the Company Subsidiaries is, or has at any time since January 1, 2019 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Filed Company SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods presented and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments, none of which is material individually or in the aggregate).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of June 30, 2022, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise), known or unknown, other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation or any other action), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions to the extent permitted or contemplated by this Agreement and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a (A) Company Material Adverse Effect or (B) a Company Impairment Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303(a) of Regulation S-K promulgated under the Securities Act.

(d) The Company has established and maintains “disclosure controls and procedures” over financial reporting (as such terms are defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) as required by the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (iii) that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting required pursuant to Section 404 of the Sarbanes-Oxley Act since the year ended December 31, 2019, and such assessment concluded that such controls were effective. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to the date of this Agreement, the Company, the Company Subsidiaries, the Company’s independent registered auditors and the Company Board have not identified or been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any claim or allegation regarding the foregoing clauses (i) and (ii), and, in each case, neither the Company nor, to the Knowledge of the Company, any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Filed Company SEC Documents.

(f) Except as set forth in Section 4.6(f) of the Company Disclosure Letter, (i) the Company is listed on Nasdaq and in compliance with the rules for companies to be so listed, and (ii) the Company is in compliance in all material respects with any provisions of the Sarbanes-Oxley Act and the rules and regulations of Nasdaq, in each case, that are applicable to the Company.

Section 4.7 Schedule 14D-9; Offer Documents.

(a) The Schedule 14D-9, when filed, distributed or disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 14D-9, at the time of the first filing of the Schedule 14D-9 and any supplement or amendment thereto with the SEC and at the time the Schedule 14D-9 and any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied, or to be supplied, by or on behalf of the Company or any Company Subsidiary to Parent or Merger Sub in writing specifically for inclusion in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Notwithstanding anything else to the contrary set forth in this Agreement, the Company makes no representation with respect to information supplied or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter:

(a) since December 31, 2021 through the date of this Agreement, there has not been any Company Material Adverse Effect;

(b) since December 31, 2021, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course of business in all material respects, except (x) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (y) with respect to this Agreement and discussions, negotiations and transactions related thereto; and

(c) since June 30, 2022, through the date of this Agreement, no actions have been taken by the Company or any Company Subsidiary that, if taken during the period between the date of this Agreement through the Closing Date, without Parent’s prior written consent, would constitute a breach of clauses (c), (j), (k), (l), (o), (q), (s), (t) or (u) of Section 6.1 (or solely with respect to the foregoing clauses, clause (v) of Section 6.1).

Section 4.9 Taxes.

(a) Each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid, or caused to be paid, all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all income or other material Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements. Neither the Company nor any Company Subsidiary has any liability for unpaid Taxes accruing after the date of the most recent financial statements contained in the Filed Company SEC Documents, except for Taxes arising in the ordinary course of business or incurred in connection with the Transactions.

(c) The Company has made available to Parent copies of all U.S. federal, state and foreign income Tax Returns with respect to the Company or any Company Subsidiary for taxable periods ending on or after December 31, 2021.

(d) There are no disputes, audits, claims, examinations, investigations or other Proceedings pending, or, to the Knowledge of the Company, threatened in writing in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary. No claim, deficiency, or adjustment for or with respect to any material Tax has been asserted or assessed by a Taxing Authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn in full.

(e) There are no Liens for income or other material Taxes (other than statutory Permitted Liens for Taxes) upon any property or assets of the Company or any Company Subsidiary.

(f) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income or other material Taxes or Tax deficiencies against the Company or any Company Subsidiary that, in each case, is currently effective.

(g) The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws) executed on or prior to the Closing Date, (B) use of an improper method of accounting or change in method of accounting (including under Section 481(a) of the Code) for a Tax period ending on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date (D) prepaid or advanced amount received or deferred revenue accrued on or prior to the Closing Date, or (E) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws).

(h) The Company and each Company Subsidiary (i) has withheld all material amounts of Taxes required to be withheld with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under applicable Law and (ii) has complied in all material respects with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(i) Neither the Company nor any Company Subsidiary has received a written claim, which remains unresolved, by any Governmental Entity in a jurisdiction where it does not file income or franchise (or similar) Tax Returns that it is or may be subject to income or franchise (or similar) Tax by that jurisdiction.

(j) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor any Company Subsidiary has (i) been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract (other than (i) agreements exclusively between the Company and any Company Subsidiary or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes), by operation of Law, or otherwise. Neither the Company nor any Company Subsidiary has any liability for any amounts under Section 965 of the Code.

(k) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provisions of state, local or foreign Law).

(m) Neither the Company nor any Company Subsidiary has deferred any Taxes under any COVID-19 Tax Measure (or any provision of applicable Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee or independent contractor. Neither the Company nor any Company Subsidiary has claimed any employee retention credit pursuant to any COVID-19 Tax Measure nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.

(n) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(o) Neither the Company nor any Company Subsidiary has a permanent establishment in any foreign country (as defined in any applicable Tax treaty or convention between the United State and such foreign country), or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.10 Labor Relations.

(a) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union, works council or similar foreign labor organization with respect to his or her employment by the Company or any Company Subsidiary.

(b) To the Knowledge of the Company, since January 1, 2020 through the date of this Agreement, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any Company Subsidiary.

(c) To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign Laws respecting labor and employment, including immigration, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, mass layoff, pay equity, discrimination, harassment, retaliation, accommodations, disability rights or benefits, unemployment insurance, plant closings, and wages and hours. There is no unfair labor practice charge or complaint or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity.

(d) To the Knowledge of the Company, since January 1, 2020, no director, officer, or other senior executive of the Company or any Company Subsidiary has been subject to any material allegation of sexual or other unlawful harassment or discrimination.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto and (iii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any).

(c) Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws, and, to the Knowledge of the Company, nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in any material Tax, penalty or other liability of the Company or any Company Subsidiary.

(d) There is no claim or Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and there is no fact or circumstance that could reasonably be expected to give rise to any such claim or Proceeding.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification.

(f) None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code or (ii) any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; nor, in each case, have they sponsored, maintained or contributed to any such plan within the preceding six (6) years. Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation on account of an ERISA Affiliate.

(g) Neither the Company nor any Company Subsidiary has any material unaccrued liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries or other Persons, other than for continuation coverage required under Section 4980B of the Code or any state Laws.

(h) None of the execution and delivery of this Agreement or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) result in any payment becoming due to any current or former director, officer, employee, contractor, consultant or service provider of the Company or any Company Subsidiary, (ii) increase any benefit or compensation or other obligation payable or required to be provided under any Company Benefit Plan, or otherwise, to any current or former director, officer, employee, contractor, consultant or service provider of the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, (iv) result in any breach or violation of, or default under, or limitation on the Company’s or any Company Subsidiary’s right to amend, modify or terminate any Company Benefit Plan or (v) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(i) Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

Section 4.12 Title to Properties.

(a) Neither the Company nor the Company Subsidiaries own or have ever owned any real property.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the address and description of each parcel of real property leased or subleased by the Company or any Company Subsidiaries (the “Leased Real Property”). The Company has made available to Parent a true and complete copy of each Lease document.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have good, valid and indefeasible title to (or, to the extent not owned, a valid leasehold interest or license in) all real and personal properties of the Company or any Company Subsidiary, in each case free and clear of all Liens and defects and imperfections of title except for Permitted Liens and Liens with respect to the Existing Credit Agreement; (ii) subject to the Bankruptcy and Equity Exceptions, each Lease (A) is a valid and binding obligation of, and (B) is enforceable and in full force and effect, in accordance with its terms, against (x) the Company or any Company Subsidiary and (y) to the Knowledge of the Company, each of the other parties thereto (excluding any Leases that expire or are terminated after the date of this Agreement in accordance with their applicable terms (other than as a result of the Company’s or any Company Subsidiary’s default or breach of the applicable terms thereof)); (iii) neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any other parties thereto are in default under any Lease or have committed or failed to perform any act if such commission or failure (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease; and (iv) to the Knowledge of the Company, there does not exist any pending or threatened, condemnation or eminent domain proceedings that affect any of the Leased Real Property. Neither the Company nor any Company Subsidiary has entered into an agreement to sell or purchase any real property.

Section 4.13 Material Contracts.

(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) limits or purports to limit the freedom or otherwise restricts or purports to restrict the ability of the Company or any Company Subsidiary to compete in any business or any line of business or with any other Person in any geographical area, (B) requires or purports to require the Company or any Company Subsidiary to provide any “most favored nations” terms or conditions (including with respect to pricing) with any other Person, (C) provides or purports to provide for “exclusivity” rights, “single source” supply or any similar requirement to any other Person or (D) provides preferential rights or rights of first or last offer or refusal to any other Person;

(iii) each Contract under which the Company or any Company Subsidiary licenses or sublicenses, covenants not to sue under or otherwise grants rights with respect to Intellectual Property from or to any third party (other than (1) licenses or sublicenses of generally commercially available off-the-shelf software programs, (2) licenses for “open source” software and (3) nonexclusive licenses of Intellectual Property under research, development, manufacturing and similar Contracts with other Persons where such license is granted solely to enable the performance by such Person of obligations under such Contract);

(iv) each partnership, joint venture, strategic alliance, co-promotion, co-development or similar Contract, and each material collaboration Contract, in each case, to which the Company or any Company Subsidiary is a party to or bound by such Contract;

(v) each Contract that the Company or any Company Subsidiary is a party to, or bound by, pursuant to which the Company or any Company Subsidiary has “earn-out,” installment, milestone, royalty or similar contingent payment obligations, in each case, that could result in payments exceeding $250,000;

(vi) each Contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(vii) each Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant with respect to any material real property leased, subleased, licensed or otherwise occupied;

(viii) other than with respect to an entity that is wholly owned by the Company or any of the Company Subsidiaries, each partnership, joint venture or operating or limited liability company agreement, in which the Company or any Company Subsidiaries holds an interest;

(ix) each Contract that is a settlement, conciliation or similar Contract that would require the Company or any of the Company Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement or that contains continuing restrictions on the business and operations of the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

(x) each Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any Company Subsidiary in an aggregate amount expected to exceed $500,000 over the remaining term of such Contract;

(xi) each Contract that requires the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $250,000 individually or $500,000 in the aggregate;

(xii) each Contract entered into since January 1, 2019 that (A) relates to the acquisition or disposition by the Company or any Company Subsidiaries of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) with a value expected as of the date of such Contract to be in excess of $500,000 or (B) pursuant to which the Company or any Company Subsidiaries acquired or will acquire, or sold or will sell, any material ownership interest in any other Person or other business enterprise other than any Company Subsidiary, in each case, under which the Company or any Company Subsidiaries has obligations remaining to be performed as of the date hereof;

(xiii) each Contract that is with (A) each of the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole (the “Material Customers”) and (B) each of the ten (10) largest vendors of the Company and the Company Subsidiaries, taken as a whole (the “Material Vendors”), in each case by dollar amount for the fiscal year ended December 31, 2021;

(xiv) each Contract that provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent or (B) accelerated vesting in connection with a change of control, including the Transactions (including as a result of any termination of employment following a change of control, including the Transactions);

(xv) each collective bargaining agreement or other Contract with any labor union, labor organization, or works council;

(xvi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement;

(xvii) each Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

(xviii) any Contract, agreement or understanding to enter into any of the foregoing.

Each such Contract of the type described (whether or not disclosed in Section 4.13(a) of the Company Disclosure Letter) in clauses (i) through (xviii) above is referred to herein as a “Company Specified Contract.”

(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company or (B) have a Company Impairment Effect and (ii) except insofar as such enforceability may be limited by the Bankruptcy and Equity Exceptions. As of the date of this Agreement, to the Knowledge of the Company, there is no default, breach, failure to timely perform or deliver or violation under any Company Specified Contract by the Company or the Company Subsidiaries or any other party thereto, and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) would permit any other Person thereto to cancel or terminate such Company Specified Contract thereunder, in each case except as set forth in Section 4.13(b) of the Company Disclosure Letter. The consummation of the Transactions will not result in any material payment or payments becoming due from the Company, any Company Subsidiary or any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, be material to the Company.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Letter, since the date of the Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer indicating that such Material Customer intends to terminate or not renew, any current term of any Company Specified Contract with such Material Customer, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, since the date of the Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any Collaboration Partner indicating that such Collaboration Partner intends to terminate, or not renew, any Company Specified Contract with such Collaboration Partner.

(e) Since the date of the Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Vendor indicating that such Material Vendor intends to terminate, or not renew, any Company Specified Contract with such Material Vendor, except as would not reasonably be expect to, individually or in the aggregate, be material to the Company.

Section 4.14 Litigation. There is no claim, suit, action, cause of action, complaint, opposition, investigation or proceeding of any nature, in each case, whether civil, criminal, administrative or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective properties or assets that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.15 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries is, and since January 1, 2019 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. Neither the Company nor any Company Subsidiary has received any written communication since January 1, 2019 from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such noncompliance, default or violation would not reasonably be expected to, individually or in the aggregate, be material to the Company or have a Company Impairment Effect. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. As of the date of this Agreement, all Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect.

(c) The Company does not manufacture, fabricate, produce, design, develop or test critical technology as defined in 31 CFR 800.215.

Section 4.16 Regulatory Matters.

(a) The Company and each of the Company Subsidiaries possesses all material Regulatory Authorizations from the U.S. Food and Drug Administration (the “FDA”) and all other applicable Governmental Entities relating to the Company’s and each of the Company Subsidiaries’ product candidates (“Company Products”) or that are necessary for the Company or any of the Company Subsidiaries to conduct its business in all material respects as presently conducted. Except as would not reasonably be expected to be material to the businesses of the Company and the Company Subsidiaries, taken as a whole, (i) all such Regulatory Authorizations are in full force and effect, (ii) the Company and each of the Company Subsidiaries has fulfilled and performed all of its obligations with respect to such Regulatory Authorizations, and (iii) no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof. Except as would not reasonably be expected to be material to the Company, (1) the Company and each of the Company Subsidiaries has filed, maintained or furnished to FDA or other applicable Governmental Entities all required documents, correspondences, filings, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all reportable adverse event/experience reports) and (2) all such submissions were complete and accurate and in compliance with applicable Law when filed (or were corrected or completed in a subsequent filing).

(b) All preclinical and clinical investigations conducted or sponsored by the Company or any of the Company Subsidiaries have been conducted in material compliance with applicable Law, rules and regulations, including Good Clinical Practices. To the Knowledge of the Company, there have been no serious or unanticipated adverse effects associated with the Company Products during clinical trials that have not been reported to any applicable Governmental Entities as required by applicable Laws. Neither the FDA nor any other Governmental Entity performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Company or any of the Company Subsidiaries with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. Neither the Company nor any of the Company Subsidiaries has received any written notifications from any institutional review board, ethics committee or safety monitoring committee responsible for review, oversight, or approval of any clinical trial involving a Company Product raising any material issues that require or would require the termination, suspension or investigation of, or seeking to place a clinical hold order on or otherwise delay or materially restrict any, clinical trials proposed or currently conducted by, or on behalf of, the Company or any of the Company Subsidiaries, and, to Knowledge of the Company, no such action has been threatened. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and preclinical data in the possession of the Company or any of the Company Subsidiaries and all material written correspondence that exists as of the date of this Agreement between the Company or any of the Company Subsidiaries and the applicable Governmental Entities, including the FDA.

(c) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company or any of the Company Subsidiaries nor, to the Knowledge of the Company, any officers, employees or agents of the Company or any of the Company Subsidiaries has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Law or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is and since January 1, 2020, has been in compliance with the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. (“FDCA”) and applicable rules and regulations implementing the FDCA. Neither the Company nor any of the Company Subsidiaries is subject to any enforcement, regulatory or administrative proceedings regarding compliance with such Laws and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(e) To the extent required by applicable Law, to the Knowledge of the Company, all manufacturing operations conducted for the benefit of the Company with respect to any Company Product used in human clinical trials have been conducted in accordance with GMP Regulations, except where the failure to comply would not reasonably be expected to be material to the business of the Company. The Company has not engaged in activities that are, as applicable, prohibited under, or cause for false claim liability, civil penalties, or mandatory or permissive exclusion from, Medicare, Medicaid or any other applicable Governmental Entity health care program. The Company is not a party to, or bound by, any Judgments, prosecution agreements, monitoring agreements or similar agreements with, or imposed by, any Governmental Entity.

Section 4.17 Environmental Matters.

(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and since January 1, 2020 have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Environmental Permits required for the operation of the business or the ownership or occupancy of the real property;

(ii) Neither the Company nor any Company Subsidiary has received any written notice, report or other written correspondence (in writing or otherwise) from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case since January 1, 2020 or which otherwise remains pending or unresolved;

(iii) There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv) Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, exposed any Person to, or owned or operated any property contaminated by, any Hazardous Material reasonably likely to result in any liabilities (contingent or otherwise) of any Company or any Company Subsidiary pursuant to Environmental Laws;

(v) Neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(vi) The Company and each Company Subsidiary has furnished all material environmental assessments, audits and reports and all other material environmental, health or safety documents prepared since January 1, 2020 in their possession or reasonable control that relate to the Company or any Company Subsidiary (including any current or former properties, facilities or operations thereof).

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a list of the (i) (A) registered Patents and Patent applications, (B) registered Trademarks and Trademark applications, (C) registered Copyrights, and (D) domain name registrations, in each case, as included in the Owned Intellectual Property as of the date hereof and the owner and any other co-owner of the foregoing, (ii) registered Patents and Patent applications material to the Company included in the Licensed Intellectual Property and the licensor of the foregoing, and (iii) reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection or other equivalent Proceeding that is pending or, to the Knowledge of the Company, asserted with respect to any of the Owned Intellectual Property or to the Knowledge of the Company, Licensed Intellectual Property.

(b) The Company and the Company Subsidiaries (i) exclusively own all right, title and interest in and to the Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries (the “Owned Intellectual Property”), and (ii) have valid and continuing rights pursuant to a valid Contracts (each of which have been made available to Parent) to use the Intellectual Property licensed to the Company or the Company Subsidiaries (“Licensed Intellectual Property”), in each case, free and clear of all Liens except for Permitted Liens.

(c) The Company and the Company Subsidiaries have taken commercially reasonable actions to protect the Owned Intellectual Property and Licensed Intellectual Property and maintain the confidentiality, secrecy and value of the trade secrets included in the Owned Intellectual Property or in material Licensed Intellectual Property. No trade secret, know-how or proprietary information material to the businesses of the Company and the Company Subsidiaries, taken as a whole, has been disclosed by the Company or any Company Subsidiary to any Person in any manner that has, or is reasonably like to, result in the loss of any trade secret or other rights in or to such trade secret, know-how or proprietary information.

(d) (i) To the Knowledge of the Company, the use of the Owned Intellectual Property by the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person or constitute unfair competition or unfair trade practices under any appliable Laws, (ii) there is no, and since January 1, 2020, there has been no Proceeding pending or, to the Knowledge of the Company, threatened challenging or seeking to deny or restrict the rights of the Company or the Company Subsidiaries in the Owned Intellectual Property, or to the Knowledge of the Company, the Licensed Intellectual Property, or alleging that the use of the Owned Intellectual Property or Licensed Intellectual Property in the operation of the business of the Company and the Company Subsidiaries as currently, or proposed to be, conducted infringes upon or misappropriates any Intellectual Property of any other Person, and (iii) to the Knowledge of the Company, no Person is

infringing upon or misappropriating any Owned Intellectual Property or to the Knowledge of the Company, Licensed Intellectual Property. Since January 1, 2020, the Company has not received written notice from any Person asserting that the operation of the business of the Company and the Company Subsidiaries, or any of their products or services, infringes or misappropriates the valid Intellectual Property of any Person or constitutes unfair competition or unfair trade practices under any applicable Laws. Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.18(d) constitute the sole representations in this Article IV with respect to infringement, misappropriation or other violation of any Intellectual Property.

(e) The Company and Company Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed (or are creating or developing) material Intellectual Property for or on behalf of the Company or any of the Company Subsidiaries, valid and enforceable assignment-of-rights agreements for the benefit of the Company or the Company Subsidiary, as applicable, pursuant to which each such party assigns to the Company or one of the Company Subsidiaries all Intellectual Property rights in work product created by such party in connection with such party’s employment or engagement with the Company or the Company Subsidiaries. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary: (i) is bound by, or otherwise subject to, any Contract that restricts such Person from the performance of its obligations to the Company thereunder; or (ii) is in breach of any Contract with any former employ or other Person with respect to Intellectual Property or confidentiality as a result of such employee’s services as an employee of the Company.

(f) To the Knowledge of the Company, issued or granted patents and pending patent applications (assuming claims issue in the current format) in the Owned Intellectual Property are valid, subsisting and enforceable. The Company and the Company Subsidiaries have used commercially reasonable efforts to diligently prosecute all material Patent applications they have filed or which they otherwise possess the right to control prosecution. As of the date hereof, all actions required by any Governmental Entity to maintain all registrations relating to any material Owned Intellectual Property, and, to the Knowledge of the Company, material Licensed Intellectual Property, including payment of all filing, examination, registration, annuity, issuance, renewal, maintenance and other fees and filing of all documents or other materials required to be paid or filed with the applicable Intellectual Property office have been taken.

(g) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company (i) the Company and the Company Subsidiaries have complied with all applicable Laws, including any duties of candor to applicable Patent offices, in connection with the filing, prosecution and maintenance of the Patents and, to the extent applicable, the Patent applications included in the Owned Intellectual Property or the Licensed Intellectual Property that the Company has the right to prosecute, and (ii) each of the Patents and Patent applications included in the Owned Intellectual Property or the Licensed Intellectual Property that the Company has the right to prosecute properly identifies each inventor of the claims thereof as determined in accordance with the applicable Laws of the jurisdiction in which such Patent or Patent application is issued or is pending.

(h) Except as set forth in Section 4.18(h) of the Company Disclosure Letter or as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company the computers, systems and IT assets used by the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the computers, systems and IT assets used by the Company and the Company Subsidiaries (and the Personal Information stored thereon) against unauthorized use, access, interruption, modification, infection by malicious code or corruption, and to the Knowledge of the Company, since January 1, 2020, no such unauthorized use, access, interruption, modification, infection or corruption has occurred, and (iii) since January 1, 2020, no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any violation of Law relating to privacy, data protection or the collection or processing of personal information or user information.

Section 4.19 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate and is sufficient to comply with applicable Law. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or have a Company Impairment Effect, (a) all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement are in full force and effect, all premiums due on such policies have been paid and no notice of cancellation or termination has been received (other than pursuant to the expiration in accordance with the terms thereof) and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any insurance policies. As at the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.20 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion, to be subsequently confirmed in writing, of Centerview Partners LLC (“Centerview”), as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration to be paid pursuant to this Agreement to the holders of shares of Company Common Stock (other than Excluded Shares, Dissenting Shares and any shares of Company Common Stock held by any Affiliate of the Company or Parent) is fair from a financial point of view to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company Board; provided that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 4.21 Financial Advisors. Except for Centerview, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of each engagement letter between the Company and Centerview and as in effect on the date of this Agreement, pursuant to which Centerview would be entitled to any payment from the Company relating to the Transactions.

Section 4.22 Related Party Transactions. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any Contract, transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the

“immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.23 Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Tender and Support Agreements, the Offer, the Merger or the other Transactions and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Offer or the Merger.

Section 4.24 International Trade and Anti-Corruption.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors, nor to the Knowledge of the Company, any employee or agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries, (a) is currently, or has since January 1, 2020: (i) been a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in, or has any plan or commitment to engage in, any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, unlawful advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Entity or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b) Neither the Company nor any of the Company Subsidiaries have, in connection with or relating to the business of the Company or any of the Company Subsidiaries, received from any Governmental Entity or any Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing in each case, related to Trade Control Laws or Anti-Corruption Laws.

Section 4.25 No Other Representations.

(a) Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes or has made (and the Company, on behalf of itself, each of the Company Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the Transactions, including the Offer and the Merger, and Parent, Merger Sub and their respective Affiliates are not in any way relying on, and waive any claim based on reliance on, any representation, warranty or other information of or statement by the Company, any of the Company’s Subsidiaries or any of its or their Representatives or any other Person except for those expressly set forth in this Article IV or in any certificate delivered pursuant to the terms of this Agreement. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered pursuant to the terms of this Agreement, none of the Company, any of the Company Subsidiaries or any of its or their Representatives or any other Person makes (and the Company, on behalf of itself, each of the Company Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Merger Sub or any other Person with respect to, and none of the Company, the Company Subsidiaries or any of its or their Representatives or any other Person shall be subject to, any liability to Parent, Merger Sub or any other Person resulting from, the Company, the Company Subsidiaries or their respective Representatives or Affiliates providing or making available to Parent, Merger Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Camelot” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including VDR.

(b) Except for the representations and warranties contained in Article V or in any certificate delivered pursuant to the terms of this Agreement, the Company acknowledges and agrees that (i) none of Parent, Merger Sub or any other Person on behalf of Parent makes or has made any express or implied representation or warranty with respect to Parent or Merger Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement and the Company is not in any way relying on any representation, warranty or other statement by information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Merger Sub or any of its or their Representatives or any other Person on behalf of Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective business or otherwise in connection with this Agreement, the Offer and Merger, and if made, such representation or warranty shall not in any way be relied upon by the Company as having been authorized by either such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full corporate power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s Organizational Documents.

Section 5.2 Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Merger Sub was incorporated on September 21, 2022. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Offer and the Merger as provided in this Agreement.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The adoption, execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Ancillary Agreements to which they are a party, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Parent Board, acting pursuant to written resolutions, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) adopted, approved and declared advisable this Agreement.

(c) No vote of holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions.

(d) The Merger Sub Board has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective as of the execution and delivery of this Agreement.

Section 5.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement, do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Organizational Documents of Parent or Merger Sub, (ii) any Parent Permit or any Contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Subsidiary of Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Funds. Parent has, and will at all times required by this Agreement have, the funds necessary to consummate the Transactions, including payment of the Offer Price, the Merger Consideration and any fees and expenses of, or payable by, Parent or Merger Sub in connection with the Transactions.

Section 5.6 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

Section 5.7 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.8 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.9 Solvency. None of the Parent or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger, and (b) (i) the accuracy of the representations and warranties set forth in Article IV and (ii) the performance by the Company and the Company Subsidiaries of the covenants and agreements contained in this Agreement, and after giving effect to the transactions contemplated hereby, any debt financing obtained in connection with the Transactions and the payment of all amounts required to be paid in connection with the consummation of the Transactions, including the Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and payment of all related fees and expenses of the Parent and Merger Sub, the Surviving Corporation and the Company Subsidiaries will each be Solvent as of the Offer Acceptance Time, the Effective Time and immediately after the consummation of the Transactions. Each of Parent and Merger Sub is Solvent and will not have unreasonably small capital immediately after the consummation of the Transactions.

Section 5.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 5.11 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this

Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

ARTICLE VI

COVENANTS

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

Section 6.1 Conduct of Business by the Company.

During such period, and except (i) as required by this Agreement, (ii) as may be required by applicable Law (including any COVID-19 Measures) or pursuant to the terms of any Company Benefit Plan as in effect on the date hereof, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to conduct its business and the business of the Company Subsidiaries in the ordinary course in all material respects, and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve intact its business organizations, goodwill, assets, properties and Contracts and maintain and preserve its rights, franchises and keep available existing relations with customers, suppliers, licensors, licensees, manufacturers, distributors, officers, employees, business associates and other Persons having business dealings with it; and (B) maintain and enforce in all material respects the material Owned Intellectual Property that the Company has the right to prosecute and enforce consistent with past practice and subject to the Company’s reasonable business judgement; provided that (x) no action by the Company or any Company Subsidiary to the extent expressly permitted by an exception to clauses (a) through (v) of the following sentence of this Section 6.1 will be deemed a breach of the foregoing and (y) the Company’s or any Company Subsidiary’s failure to take any action prohibited by clauses (a) through (v) of the following sentence of this Section 6.1 will not be deemed a breach of the foregoing. Without limiting the foregoing, and subject to clauses (i) through (iv) above, the Company will not and will cause each Company Subsidiary not to:

(a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting or exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms in effect as of the date of this Agreement;

(b) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plans and any related award agreements outstanding and in effect as of the date hereof in accordance with their terms as in effect on the date hereof, or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement or by any Company Benefit Plan;

(c) (i) sell, lease, sublease, license, sublicense, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties other than (A) any sales, leases, or dispositions of assets (other than material Intellectual Property) in the ordinary course of business, (B) any distributions expressly permitted under Section 6.1(d), (C) any non-exclusive licenses or sublicenses of, or other similar agreements with respect to, Intellectual Property granted in the ordinary course of business, (D) any disclosure of trade secrets pursuant to confidentiality agreements in the ordinary course of business; (E) any abandonments or lapses of immaterial Intellectual Property in the reasonable business judgement of the Company or any Company Subsidiary; or (F) expiration of any Contracts by their terms (ii) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity; provided that, for the avoidance of doubt, this shall not restrict purchases of products or supplies by the Company and its Subsidiaries in the ordinary course of business; (iii) merge, consolidate or enter into any other business combination transaction with any Person (other than as permitted by the foregoing clause (ii)); or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(d) make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (i) the holders of Company Common Stock or any Company Subsidiary or (ii) any other equityholders or Rights holders of the Company or equityholders of any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(e) amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(f) enter into any Company Specified Contract that is outside the ordinary course of business;

(g) modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract in any material manner;

(h) waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary, (iii) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary or (iv) involving the payment of more than $500,000;

(i) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(j) (i) commence any clinical trial of which Parent has not been informed prior to the date of this Agreement, (ii) unless mandated by FDA or any comparable Governmental Entity, discontinue, terminate or suspend any ongoing clinical trial or (iii) except as required by applicable Law, discontinue, terminate or suspend any ongoing IND-enabling preclinical study, in each case with respect to clauses (i) through (iii), without first consulting with Parent in good faith;

(k) sell, license, abandon or otherwise dispose of any material Owned Intellectual Property (other than the licensing or abandonment of Owned Intellectual Property in the ordinary course of business);

(l) disclose to any Person any material trade secret included in the Owned Intellectual Property or Licensed Intellectual Property other than pursuant to a non-disclosure agreement or other Contract restricting the disclosure and use of such trade secret (except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing);

(m) (i) make, change, revoke, rescind, or otherwise modify any material election relating to Taxes, (ii) settle or compromise any material Proceeding, audit or controversy relating to Taxes, (iii) amend any material Tax Return or file any Tax Return that was prepared in a manner inconsistent with past practice, (iv) enter into any closing agreement with respect to any material Tax, (v) surrender any right to claim a material Tax refund, (vi) adopt, change, or otherwise modify any material Tax accounting period or any Tax accounting method, (vii) request any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or (viii) fail to pay any income or other material Tax (including any estimated Tax) that becomes due and payable;

(n) except as required by applicable Law, expressly required or permitted by this Agreement or required by the terms of any Company Benefit Plan, (i) grant or commit to grant to any current or former director, officer, employee, contractor, consultant or service provider any increase in cash compensation, bonus or fringe or other benefits, other than with respect to employees below the level of vice president in the ordinary course of business in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process, provided, that no such increase shall exceed 3% of an individual’s annual cash compensation, (ii) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company Benefit Plan, except for amendments to Company Benefit Plans that are health plans made in the ordinary course of business that do not materially increase the expense of maintaining such plan, (iii) grant or amend any equity or equity-based awards except amendments required by existing Company Stock Plans, (iv) enter into any employment, consulting, change in control, retention or severance agreement with, or grant or provide any severance, change in control, or retention payments or benefits to, any current or former director, officer, employee, contractor, consultant or service provider, (v) hire any officer, employee, contractor or consultant, other than individuals below the level of vice president, to replace employees who have departed, or terminate the employment or services of any officer, employee, contractor or service provider, or (vi) take any action to accelerate the vesting or payment date of any Company equity awards or accelerate the vesting or payment of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan or otherwise;

(o) (A) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under the Existing Credit Agreement in the ordinary course of business, (B) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (C) other than with respect to the Existing Credit Agreement, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (D) make or commit to make any capital expenditures except in the ordinary course of business;

(p) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary or in connection with indemnification and advancement rights of the Company’s directors and officers) other than in the ordinary course of business;

(s) unless required by Law, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws;

(u) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor other than in the ordinary course of business; or

(v) agree or commit to do anything prohibited by clauses (a) through (u) of this Section 6.1.

Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly required by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall, and shall not permit any of its Affiliates to, (a) acquire any Rights in any Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) if such acquisition would reasonably be expected to materially and adversely impair or delay beyond the End Date the consummation of the Transactions or (b) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3 Efforts to Consummate the Transactions.

(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as practicable, the Transactions, (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions and (iii) at Parent’s discretion, defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters relating to the Antitrust Laws, subject to good faith consultations with the Company and the inclusion of the Company at meetings with Governmental Entities with respect to any discussion related to the Transactions under the Antitrust Laws.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, at Parent’s discretion, if any Proceeding, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Parent and the Company will cooperate and use commercially reasonable efforts to contest, defend, appeal and resist any such Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or delays consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the Parties shall not be required to take any action with respect to any order or any applicable Law or in order to obtain any approval or resolve any objection or impediment under any Antitrust Law which is not conditioned upon the consummation of the Transactions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Section 6.3 or otherwise in this Agreement shall require Parent, Merger Sub or any of their respective Subsidiaries to, and the Company shall not without the prior written consent of Parent, propose, negotiate, effect or agree to, or execute any settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person obligating Parent, any of its Subsidiaries, the Company, or any of the Company Subsidiaries to, (i) sell, divest, license, otherwise convey, hold separate or otherwise limit or restrict the ability of Parent, Merger Sub or any of their respective Subsidiaries with regard to any asset or business of the Parent, Merger Sub, Company or any of their respective Subsidiaries, (ii) implement any limitations or restrictions on the ability of Parent, Merger Sub or any of their respective Subsidiaries to hold and exercise full rights of ownership of any equity interests in the Surviving Corporation, including the right to vote such equity interests, or to effectively control the business or operations of the Company or (iii) take any other action, in the case of each of the foregoing clauses (i) through (iii), to the extent such action or condition would (x) materially impair the anticipated benefits of the Transactions to Parent and its Subsidiaries, (y) have a material adverse effect on any product currently marketed or under development by Parent or (z) be on terms and conditions that are unreasonably burdensome to Parent (each such action or condition, a “Burdensome Condition”). Nothing in this Section 6.3 or otherwise in this Agreement shall require Parent, Merger Sub or any of their respective Subsidiaries to litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Entity seeking to impose a Burdensome Condition.

Section 6.4 No Solicitation.

(a) For the purposes of this Agreement, “Company Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement dated as of October 20, 2021, between Parent and the Company (as amended on July 22, 2022, the “Confidentiality Agreement”) and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 6.4, Section 6.5(b) or otherwise prohibit the Company from complying with its obligations under this Section 6.4 or Section 6.5(b) and, for the avoidance of doubt, any such confidentiality agreement need not include explicit standstill restrictions or otherwise restrict the making of, or amendment or modification to, any Company Acquisition Proposal.

(b) Except as permitted by this Section 6.4, the Company shall, and shall cause its controlled Affiliates to, and shall use its reasonable best efforts to cause its Representatives (including directing them) to, cease any direct or indirect solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Company Acquisition Proposal, and the Company shall not and shall cause its Representatives not to (i) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons that may be ongoing with respect to any Company Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (C) enter into any letter of intent, acquisition Contract, Contract in principle or other Contract with respect to a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 6.4(c)) (a “Company Alternative Acquisition Agreement”) or (D) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company (unless the Company Board concludes in good faith, after consultation with its outside legal advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws). As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement for the purposes of evaluating a possible Company Acquisition Proposal that remains in effect notifying such Person that the Company is ending all discussion and negotiations with such Person and requesting the prompt return or destruction of all confidential information previously furnished to any Person. On the date hereof, the Company shall terminate access by any third Person (other than Parent and its Representatives) who has made or would reasonably be expected to make a Company Acquisition Proposal, including any counterparty to a confidentiality agreement referred to in the previous sentence to any data room (virtual or actual) containing any confidential information of the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, if, at any time on or after the date of this Agreement and prior to the Offer Acceptance Time, the Company or any of its Representatives receives a bona fide written Company Acquisition Proposal from any Person or group of Persons, which Company Acquisition Proposal has not been withdrawn and did not proximately result from a breach of this Section 6.4, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 6.4 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) negotiate and enter into a Company Acceptable Confidentiality Agreement with the Person or Persons making such Company Acquisition Proposal and furnish, pursuant to any such Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Company Acquisition Proposal and their potential sources of financing and their respective Representatives; provided, that the Company shall substantially concurrently provide to Parent any non-public information concerning the Company that is provided to any such Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal and their potential sources of financing and their respective Representatives; provided, that the Company may only take the actions described in clauses (A) and (B) above if the Company Board determines, in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Laws.

(d) The Company shall (i) promptly (and in any event within thirty-six (36) hours) notify Parent if any inquiries, proposals or offers with respect to a Company Acquisition Proposal (or that would reasonably be expected to lead to a Company Acquisition Proposal) are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Company Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any such Company Acquisition Proposal (and any amendments thereto) and provide copies of any written materials setting forth such Company Acquisition Proposal (and any amendments thereto), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Company Acquisition Proposal (and any amendments thereto) on a prompt basis and (iv) upon the request of Parent, reasonably inform Parent of the status of such Company Acquisition Proposal (and any amendments thereto).

(e) Nothing in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.5(b).

(f) The Company agrees that in the event any Representative of the Company (acting on behalf of the Company and at the authorization of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 6.4, the Company shall be deemed to be in breach of this Section 6.4.

Section 6.5 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject in each case to Section 6.5(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and, prior to the Effective Time, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (B) approve, recommend or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Company Acquisition Proposal, or (C) resolve, agree or publicly propose to take any such actions, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, (iii) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer within ten (10) Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer or (iv) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Alternative Acquisition Agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (any action described in clause (i) through (iv) being referred to as a “Company Adverse Change Recommendation”).

(b) At any time prior to accepting for payment such number of shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a written bona fide Company Acquisition Proposal (which Company Acquisition Proposal did not proximately result from a breach of Section 6.4) from any Person, and such Company Acquisition Proposal has not been withdrawn, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a binding written definitive acquisition agreement with respect to such Superior Offer and to concurrently pay the Termination Fee pursuant to Section 8.3(b)(i), in each case, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal is a Superior Offer and that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least five (5) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the material terms and conditions of the Company Acquisition Proposal in accordance with Section 6.4(d) and provided to Parent the latest draft of any documentation being negotiated in connection with the applicable Company Acquisition Proposal, (y) the Company shall have given Parent the five (5) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (z) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Company Acquisition Proposal is a Superior Offer and that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. The provisions of this Section 6.5(b)(i) shall also apply to any material amendment to any Company Acquisition Proposal, which shall require a new Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days, during which time the Company and its Representatives shall again comply with clause (3) above; and

(ii) other than in connection with a Company Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws;

(B) the Company shall have given Parent a Determination Notice at least five (5) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (2) the Company shall have given Parent the five (5) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. The provisions of this Section 6.5(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days, during which time the Company and its Representatives shall again comply with clause (3) above.

(c) The Company shall ensure that any withdrawal or modification of the Company Board Recommendations does not have the effect of causing any corporate Takeover Law of the State of Delaware to be applicable to this Agreement or any of the Tender and Support Agreements, the Offer, the Merger or any of the other Transactions.

Section 6.6 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, and subject to applicable Law and this Agreement, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ officers, senior executives, properties, Contracts, books and records, in each case, to the extent reasonably requested by Parent and its Representatives in good faith for reasonable business purposes. Subject to applicable Law and this Agreement, the Company shall furnish to Parent as promptly as reasonably practicable (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and (ii) all other relevant information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in good faith in connection with the Transactions and this Agreement. Notwithstanding the foregoing provisions of this Section 6.6(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access or furnish such information if the Company reasonably determines that it would (A) disrupt or impair in any material respect the business or operations of the Company or any of the Company Subsidiaries, (B) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (C) constitute a violation of any applicable Law, (D) result in the disclosure of any trade secrets or other confidential or competitively sensitive business information, (E) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (F) compromise the health or safety of any employee of the Company or any Company Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures); provided that, if permitted by applicable Law, the Company shall, give notice to Parent of the fact that it is withholding such information or documents and the Company will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any invasive or intrusive environmental sampling of ambient or indoor air, soil, groundwater or any other environmental media with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s sole and absolute discretion.

(b) No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c) The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

Section 6.7 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, will cause their respective controlled Affiliates not to, and will use their respective reasonable best efforts to cause their respective Representatives and non-controlled Affiliates (including directing them) not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.7 without the prior written consent of the Other Party, (c) Parent, Merger Sub and their Affiliates may issue disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person; provided, that in each case such disclosures or communications are made in the ordinary course of business and subject to customary confidentiality restrictions, and (d) the second sentence of this Section 6.7 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Adverse Change Recommendation made in accordance with Section 6.4.

Section 6.8 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.9 Third-Party Approvals. Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable; provided, however, that, subject to Section 6.9 of the Company Disclosure Letter, the Company shall not be required under this Section 6.9 to compensate any third party, make any accommodation or commitment or incur any liability or obligation to any third-party to obtain any such consent or approval, unless Parent or its Affiliates agree to compensate any such third-party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case in connection with obtaining such consents or approvals, and the Company shall not compensate or agree to compensate any such third-party, make any accommodation or commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent to be given or withheld in Parent’s sole discretion. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions. This Section 6.9 shall not apply to approval under Antitrust Laws.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, for a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, by reason of the fact such Person is or was a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that, to the extent required by applicable Law, the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.10 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.10(a), upon learning of any such Proceeding, shall notify the Surviving Corporation in writing (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.10: the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.10(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the acceptance of shares of Company Common Stock for payment pursuant to the Offer and the consummation of the Merger and continue in full force and effect in accordance with their terms.

(c) Except to the extent required by applicable Law, and then only to the minimum extent required by Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable in any material respect with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Documents and such Company Subsidiary’s Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Offer Acceptance Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Offer Acceptance Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding; provided, further, that subject to Section 6.10(e), nothing in this Section 6.10 shall prohibit Parent or any Subsidiary of Parent from consolidating or merging the Surviving Corporation or any Company Subsidiary with any other Person or discontinuing or winding up the Surviving Corporation or any Company Subsidiary.

(d) The Company shall, on or prior to the Effective Time, purchase a 6-year tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 350% of the last annual premiums paid for the Company’s directors’ and officers’ liability and fiduciary liability insurance policies; provided that if the aggregate cost would exceed that limit, the Company shall purchase as much coverage as reasonably practicable up to such limit.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.10.

(f) Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.10.

(g) This Section 6.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.11 Section 16 Matters. Prior to the Offer Acceptance Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.11, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.12 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.13 Employee Matters.

(a) For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave) (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base cash compensation that is no less favorable than as in effect immediately prior to the Effective Time, (ii) short-term bonus and short-term incentive opportunities (excluding any equity or equity-based compensation) that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, and (iii) other employee benefits (other than defined benefit pension, retiree welfare, nonqualified deferred compensation, change in control, retention, equity and equity-based compensation and severance benefits) to Continuing Employees that are substantially comparable in the aggregate to either those provided to the Continuing Employees as of the date hereof or those provided to similarly situated employees of Parent or any of its Affiliates.

(b) As soon as practicable following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee who, immediately prior to the Effective Time, is eligible to participate in an annual bonus program of the Company or any of the Company Subsidiaries, a pro-rated portion of the annual bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, at target performance levels.

(c) Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(d) Parent shall take commercially reasonable actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date for the Continuation Period in the Company Benefit Plans (excluding any equity or equity-based arrangements or any long-term incentive arrangements) in which such Continuing Employee participated immediately prior to the Closing Date, or be eligible to participate from and after the Closing Date in Benefit Plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the plan year in which the Closing occurs, with any deductibles and copayments already incurred during such plan year under the comparable Company Benefit Plan. Parent shall, or shall cause the Surviving Corporation or their Affiliates to, use commercially reasonable efforts to recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and vacation benefit determination (but not for benefit accruals under any defined benefit pension plan) under the Replacement Plans, to the same extent and for the same purpose as was credited to the Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Closing, but no credit for any service will be required that would result in a duplication of benefits or compensation. Parent shall use commercially reasonable efforts to cause the waiver of any preexisting condition exclusion or restriction with respect to participation and coverage requirements under a Replacement Plan that is a group health plan applicable to a Continuing Employee for the plan year in which the Closing occurs to the extent such exclusion or restriction did not apply with respect to such Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Closing. From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans in accordance with their terms, including any Company Benefit Plans that provide for severance pay or benefits (it being understood that nothing in this Agreement shall be deemed to prohibit the Surviving Corporation, Parent or its Affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms). Parent shall cause the Surviving Corporation to honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(e) Nothing in this Agreement shall constitute an establishment of, termination of, modification of, amendment to, or be construed as establishing, terminating, modifying, or amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries, nor prohibit or limit the ability of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, modify or termination any benefit or compensation plan, program, Contract, arrangement or agreement at any time. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 6.14 280G Calculation. The Company shall reasonably promptly provide Parent with the most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger once such calculations and reasonable back-up information become available following the date of this Agreement, and the Company shall provide updated calculations in the event there is a material change to any calculations previously provided to Parent.

Section 6.15 Transaction Litigation. Prior to the Effective Time, the Company shall, as promptly as possible after obtaining knowledge thereof, notify Parent of any litigation against the Company and/or its directors relating to the Transactions. The Company shall control any Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that (i) Parent shall have the right to participate in (but not control) the defense or settlement of such Proceedings and (ii) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take such comments into account; provided, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.6, including with respect to attorney-client privilege or any other applicable legal privilege. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16 Stock Exchange De-Listing. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act at or as promptly as practicable following the Effective Time.

Section 6.17 Payoff Letter. Prior to or at, and conditioned upon, the occurrence of the Closing, the Company shall deliver all notices and take all other actions reasonably required to facilitate the termination of commitments under the Existing Credit Agreement, the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date, and deliver to Parent on or prior to the first (1st) Business Day prior to the Closing a customary payoff letter in respect of the Existing Credit Agreement, which payoff letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Existing Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, automatically released or terminated and (z) indicate that the collateral agent under the Existing Credit Agreement shall take such necessary additional actions and provide such further assurances to release and cause the release of all Liens in connection therewith on the assets of the Company or any Company Subsidiary promptly following the Closing.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, except for the condition referenced in Section 7.1, which shall not be waivable, waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

Section 7.1 No Injunctions or Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions or imposing a Burdensome Condition as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions; provided, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such Law or order lifted.

Section 7.2 Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not properly withdrawn.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated, and the Offer and the Merger may be abandoned, prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and non-appealable; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) in the case of a tender offer (other than the Offer) or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer; or (iii) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (or, if earlier, within two (2) Business Days prior to the Expiration Date); provided that (x) for each Company Acquisition Proposal that has been publicly disclosed (or materially modified), Parent may only make one such request with respect to each such Company Acquisition Proposal (or modification thereof) and (y) if no Company Acquisition Proposal has been publicly disclosed, Parent may only make one such request;

(d) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on April 2, 2023 (such date, the “End Date”); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party; provided, further, that if on the End Date all of the conditions to Closing and the Offer Conditions (other than (i) those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time (including the Minimum Condition) and (ii) the conditions set forth in clause (f) of Annex I (solely with respect to an order, injunction or investigation relating to Antitrust Laws)), shall have been satisfied or shall be capable of being satisfied at such time, Parent, on the one hand, or the Company, on the other hand, may in each case elect by notice in writing to the other prior to the then-applicable End Date, to extend the End Date, no more than twice, by a period of ninety (90) days (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended);

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer in accordance with Section 6.5(b)(i)(B) and substantially concurrently with such termination enter into a Company Alternative Acquisition Agreement; provided, that the Company has complied in all material respects with the requirements of Section 6.4 and Section 6.5 with respect to such Superior Offer and, concurrently with such termination, pays (or causes to be paid) the fee specified in Section 8.3(b)(i);

(f) by Parent, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the conditions set forth in clause (b) or (c) of Annex I would not be satisfied and (i) cannot be cured by the Company by the End Date, or (ii) if capable of being cured, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform or, if earlier, by the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and (i) such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or (ii) if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform or, if earlier, by the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by the Company if (i) Parent or Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) (other than due to a breach by the Company of its obligations under Section 2.2) or (ii) Merger Sub shall have failed to accept and pay for all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended), provided that all of the Offer Conditions are satisfied or validly waived as of such date (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time (including the Minimum Condition), but subject to such Offer Conditions being capable of being satisfied); or

(i) by either Parent or the Company if the Offer (as extended in accordance with this Agreement) shall have expired without the acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer and such Party has not cured such failure within five (5) days after having received notice thereof from the other Party.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, that (a) Section 4.25, Section 5.11, Section 6.6(c), this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.9 in lieu of terminating this Agreement pursuant to Section 8.1.

Section 8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c); or

(iii) (A) this Agreement is terminated pursuant to (1) Section 8.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d)), (2) Section 8.1(f) or (3) Section 8.1(i), and, in each of clauses (1), (2) and (3), at such time all of the Offer Conditions (other than the Minimum Condition and the other Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such conditions being capable of being satisfied) are satisfied or have been waived (B) any Person shall have publicly disclosed a bona fide Company Acquisition Proposal after the date of this Agreement and shall not have publicly withdrawn such Company Acquisition Proposal prior to such termination (or, in the case of Section 8.1(f), any Company Acquisition Proposal shall been communicated to the Company Board after the date of this Agreement) and (C) within twelve (12) months of such termination the Company shall have consummated a Company Acquisition Proposal (whether or not involving the same Person referred to in clause (B)) or entered into a definitive agreement with respect to a Company Acquisition Proposal (provided, that for purposes of this clause (C) the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Company Alternative Acquisition Agreement is executed (or if the Company Alternative Acquisition Agreement is executed on a day that is not a Business Day, the next Business Day), (y) in the case of Section 8.3(b)(ii), within two (2) Business Days after such termination or (z) in the case of Section 8.3(b)(iii), within two (2) Business Days after the consummation of the Company Acquisition Proposal referred to in Section 8.3(b)(iii)(C); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $2,090,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.9, but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee. Nothing in this Section 8.3(b) shall relieve any Party from any liability for common law fraud or Willful Breach. Any Termination Fee paid to Parent pursuant to this Section 8.3(b) shall be offset against any award for damages given in any final and non-appealable Judgment of a Governmental Entity of competent jurisdiction to Parent pursuant to any claim relating to the Transactions.

(c) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that nothing in this Section 8.3(c) shall relieve any Party from any liability arising out of its intentional common law fraud or Willful Breach of this Agreement.

(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three hundred (300) basis points through the date such payment was actually received.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers.

(a) At any time prior to the Offer Acceptance Time, any provision of this Agreement may be amended or waived by any Party hereto only by action taken or authorized by or on behalf of such Party’s board of directors (or duly authorized committee thereof), but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the Parties entitled to the benefit thereof only by a written instrument signed by each such Party granting such waiver. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.3(b), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

Alexion Pharmaceuticals, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention:     Deputy General Counsel

Email:

with a copy (which does not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention:     Sebastian L. Fain

                      Adam H. Golden

Facsimile:     (212) 277-4001

Email:           sebastian.fain@freshfields.com

                       adam.golden@freshfields.com,

(b)	If to the Company, to:

LogicBio Therapeutics, Inc.

65 Hayden Avenue, 2nd Floor

Lexington, Massachusetts 02421

Attention:     Senior Director, Corporate Counsel

Email:

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Krishna Veeraraghavan

                     Kyle T. Seifried

Email:          kveeraraghavan@paulweiss.com

                      kseifried@paulweiss.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights or interests (but not delegate any of its obligations) under this Agreement to any of its controlled Affiliates but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder, and (c) from and after the Effective Time, Parent or the Surviving Corporation may assign any of its rights, interests or obligations under this Agreement in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, provided in each case, no such assignment shall relieve Parent or the Surviving Corporation of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except, (i) as provided in Section 6.10 (which will be to the benefit of the Persons referred to in such Section), (ii) if the Offer Acceptance Time occurs, (A) the rights of holders of Company Common Stock to receive the Offer Price or Merger Consideration, as applicable and (B) the rights of holders of Company Options to receive such amounts as provided for in Section 3.9, and (iii) the limitations on liability of the Parent Related Parties and the Company Related Parties set forth in Section 8.3.

Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the economic, business or other intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties expressly acknowledge and agree that (i) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder, (ii) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder, (iii) no other jurisdiction has a materially greater interest in the foregoing and (iv) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

(b) The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware) in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and, subject to Section 9.5, shall not be deemed to confer rights on any Person other than the Parties hereto). The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

Section 9.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Subject to the following sentence, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company, on the one hand, or Parent and Merger Sub, on the other hand, from, in the alternative, seeking to terminate the Agreement and pursuing any other remedy available at law or equity.

Section 9.10 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred by the Company or the Company Subsidiaries in connection with the Transactions shall be paid by the Surviving Corporation or the Company Subsidiaries, as applicable, when due and expressly shall not be a liability of the holders of Company Common Stock.

(b) On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

Section 9.11 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time, except for those representations and warranties set forth in Sections 4.25 and Section 5.11 herein. The covenants and agreements of the Parties (including the Surviving Corporation) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

LOGICBIO THERAPEUTICS, INC.

By: /s/ Frederic Chereau
Name: Frederic Chereau
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Sean Christie
Name:	Sean Christie
Title:	Chief Financial and Administration Officer

CAMELOT MERGER SUB, INC.

By:	/s/ David E. White
Name:	David E. White
Title:	Treasurer

Signature Page to Agreement and Plan of Merger

Exhibit A-1

Tender and Support Agreement

[See attached.]

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of October 3, 2022 (this “Agreement”), is between Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Camelot Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and each of the undersigned stockholders of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company”) set forth on Schedule I attached hereto (each a, “Stockholder” and together, the “Stockholders”).

WHEREAS, each Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) the number of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto (all such shares set forth on Schedule I, together with any shares of Company Common Stock and any other voting securities of the Company over which such Stockholder acquires record or beneficial ownership of prior to the termination of this Agreement (including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, or upon exercise, vesting or conversion of any securities or otherwise), the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), to provide for (i) the making of a cash tender offer (as it may be amended or extended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”) to purchase all outstanding shares of Company Common Stock, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware;

WHEREAS, as an inducement to, and condition to, the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Tender.

(a) During the Agreement Period, (as defined below) each Stockholder, in its capacity as a stockholder of the Company, hereby irrevocably and unconditionally agrees to validly tender, or cause to be tendered, in the Offer (and, in each case, not withdraw) all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (other than any transfer restrictions under applicable securities Laws) as promptly as practicable (but, in no event later than ten (10) Business Days) after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the Paying Agent designated in the Offer (A) a letter of transmittal with respect to the Subject Shares, duly completed and validly executed in accordance with the instructions thereto, (B) a Certificate or Certificates representing the Subject Shares (or effective affidavits of loss in lieu thereof) or an “agent’s message” (or such other evidence of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares and (C) such other documents and instruments as Parent or Merger Sub may reasonably request to be delivered in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer, and (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that once the Subject Shares are tendered, such Stockholder will not withdraw, or cause to be withdrawn, such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 12. The Stockholders acknowledge that and agree that Merger Sub’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any Subject Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement.

(b) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the Effective Time in accordance with its terms, Parent and Merger Sub shall promptly return, and shall cause the Paying Agent to promptly return, all tendered Subject Shares to the registered holders of such Subject Shares (and, in connection with the foregoing, Merger Sub shall direct the Paying Agent to so return such tendered Subject Shares within five (5) Business Days of any such termination or withdrawal).

2. Voting of Subject Shares; Irrevocable Proxy.

(a) Subject to the terms of this Agreement, each Stockholder, severally and not jointly as to such Stockholder’s Subject Shares, hereby irrevocably and unconditionally agrees that, during the Agreement Period, at any annual or special meeting of the stockholders of the Company however called (including at any adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent in lieu of meeting of stockholders of the Company, each Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares:

(x) against any:

(A) Contract, agreement or arrangement related to or in furtherance of any Company Acquisition Proposal (including any Superior Offer);

(B) other transaction or transactions, individually or in the aggregate, the consummation of which would, or would reasonably be expected to, prevent, materially delay or materially interfere with the Offer or the Merger or the ability of the Company to perform its obligations under the Merger Agreement; or

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(C) action, proposal, transaction or agreement (including any amendment, waiver, release from or non-enforcement of any agreement) that would, or would reasonably be expected to, result in a breach of (1) any covenant, representation, warranty or other obligation or agreement of such Stockholder under this Agreement or the Company or any Company Subsidiary under the Merger Agreement or (2) any of the conditions to Closing set forth in Article VII of the Merger Agreement or any of the conditions to the Offer set forth on Annex I of the Merger Agreement not being satisfied on or before the End Date, and

(y) in favor of the Transactions, the adoption of the Merger Agreement, any other matter relating to, or necessary for, the consummation of the Transactions and any proposal to adjourn or postpone a meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement.

(b) Each Stockholder, solely with respect to the matters described in Section 2(a) and for the duration of the Agreement Period, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, with full power of substitution or re-substitution, for and in the name, place and stead of such Stockholder, to: (i) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2(a); (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2(a) at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2(a), all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 12. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2(a) hereof. Each Stockholder agrees to execute any further agreement or instrument reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

3. Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided, that prompt written notice of any such disclosure shall be provided to Parent, and such Stockholder shall reasonably consult with Parent with respect to such disclosure). Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law (based on the advice of outside legal counsel) in any press release, the Offer Documents, the Company’s Schedule 14D-9 (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other Transactions and (b) agrees to promptly provide to Parent and the Company any information they may reasonably require for the

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preparation of any such disclosure documents. Parent agrees to provide Stockholders and their counsel a reasonable opportunity to review and comment on the disclosures with respect to the Stockholders authorized by the previous sentence, and will reasonably consider, in good faith, any reasonable comments provided by the Stockholders and their counsel; provided, however, that Parent will not be required to provide any Stockholder or its counsel the opportunity to review any disclosures authorized by the previous sentence if the information with respect to such Stockholder in such disclosures has previously been publicly filed in compliance with the foregoing provisions. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to promptly give to each Stockholder any information regarding Parent and Merger Sub that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby, including the filing of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act.

4. No Solicitation of Company Acquisition Proposals. During the Agreement Period, each Stockholder shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, take any action that would violate Section 6.4 of the Merger Agreement if such action were taken by the Company (or cause the Company or any of its Subsidiaries to violate Section 6.4 of the Merger Agreement). Without limiting the foregoing, during the Agreement Period, each Stockholder: (a) shall, and shall cause its Representatives to, cease any direct or indirect solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Company Acquisition Proposal and (b) shall not, and shall cause its Representatives and Affiliates, directly or indirectly, not to: (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or any proposal to acquire any of the Subject Shares; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose encouraging or facilitating, a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or any proposal to acquire any of the Subject Shares; or (iii) enter into any letter of intent, acquisition, Contract or Contract in principle with respect to a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal.

5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants (severally and not jointly) to Parent and Merger Sub as follows:

(a) Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction).

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(b) Authorization. Such Stockholder has all requisite corporate, limited liability company, partnership or other similar power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes its legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms (except insofar as such enforceability may be limited by the Bankruptcy and Equity Exceptions).

(c) No Violation.

(i) The execution, delivery and performance by such Stockholder of this Agreement or any ancillary agreements hereto does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof or thereof by such Stockholder, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, modification or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of such Stockholder or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) the Organizational Documents of such Stockholder or any of its Subsidiaries, (B) any franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law or any Contract or (C) assuming compliance with the matters referred to in Section 5(c)(ii), any applicable Law, other than, in the case of clauses (B) and (C), any such items that would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, in each case, on a timely basis, in accordance with the terms of this Agreement.

(ii) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to such Stockholder or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by such Stockholder or the consummation of the transactions contemplated hereby by such Stockholder, except for compliance with the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act or the Securities Act, including the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, or the securities Laws of any state or other jurisdiction.

(d) Ownership of Subject Shares. Such Stockholder is the record and beneficial owner of, and has good and marketable title to, such Subject Shares free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws). Such Stockholder has the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, the Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to the

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Subject Shares with respect to the matters set forth in this Agreement, in each case, with no limitations, qualifications or restrictions on such rights (except as imposed under applicable securities Laws), and, as such, has the complete and exclusive power to, directly or indirectly, (i) issue (or cause the issuance of) instructions with respect to the matters set forth in this Agreement, (ii) agree to all matters set forth in this Agreement and (iii) demand and waive any applicable appraisal or dissent rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on the signature page hereof are the only shares of Company Common Stock beneficially owned by such Stockholder. Other than the Subject Shares, such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any capital stock or other securities of the Company and has no interest in or voting rights with respect to any capital stock or other securities of the Company. Except as provided in this Agreement, there are no Contracts, agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) No Proxies. Except as set forth on Schedule I hereto, none of the Subject Shares are subject to any voting agreement or proxy.

(f) Absence of Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or its directors or officers or any of its properties or assets (including the Subject Shares) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, in each case, on a timely basis, in accordance with the terms of this Agreement.

(g) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement, each ancillary agreement to which it is a party and this Agreement with counsel of its own choosing. None of Parent, Merger Sub or the Company, or their respective counsel or other Representatives, has provided advice (whether legal, financial or otherwise) to such Stockholder with respect to this Agreement or the validity or effect of this Agreement or any of the transactions contemplated hereby. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment broker, finder, investment baker, financial advisor or other Person is entitled to a fee or commission from Parent, Merger Sub, the Company or any of the Company’s Subsidiaries in respect of this Agreement based upon any Contract, arrangement or agreement made by or on behalf of such Stockholder in its capacity as such.

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6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represent and warrant to the Stockholders that: (a) it is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction); (b) it has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder; (c) the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby by such party have been duly authorized by all necessary corporate action on the part of such party; and (d) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (except insofar as such enforceability may be limited by the Bankruptcy and Equity Exceptions).

7. No Proxies for, Transfers of or Encumbrances on Subject Shares.

(a) Except pursuant to the terms of this Agreement, during the Agreement Period, each Stockholder shall not (and shall not cause any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant or permit to grant any proxies, powers of attorney, rights of first offer or refusal or enter into or permit to enter into any voting trust or voting agreement or other Contract or arrangement with respect to any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares, or any right or interest therein, (iii) create or permit to exist any Lien on any Subject Shares, or (iv) enter into any Contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares. Any action taken in violation of the foregoing shall be null and void ab initio. Each Stockholder shall not (and shall not cause any of its respective Representatives to) seek or solicit any such Transfer or any such Contract, agreement, option, instrument or other arrangement or understanding. Except to the extent permitted under the terms of this Agreement, each Stockholder shall not take or permit any other action that would, or would reasonably be expected to, restrict, limit, delay or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of its Subject Shares to an Affiliate of such Stockholder if and only if such Affiliate shall have agreed in writing (in a manner reasonably acceptable in form and substance to Parent) to (i) accept such Subject Shares subject to all of the terms and conditions of this Agreement and (ii) be bound by the terms, conditions and obligations of this Agreement, including that such Person shall constitute a Stockholder for all purposes of this Agreement.

(c) During the Agreement Period, each Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to or that may arise in connection with the Merger that such Stockholder may have by virtue of, or with respect to, any Subject Shares.

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9. Notices of Certain Events. Each Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach or failure of any of the representations and warranties of such Stockholder set forth in Section 5. Each Stockholder shall promptly notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

10. Further Assurances. Parent, Merger Sub and each Stockholder shall each execute and deliver, or cause to be executed and delivered, all further Contracts, documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to perform their respective obligations under this Agreement.

11. Certain Adjustments. In the event the outstanding shares of Company Common Stock are changed into a different number or class by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction of shares or the like, the term “Subject Shares” shall be appropriately adjusted and deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

12. Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any material modification or amendment to the Merger Agreement or the Offer is effected without Stockholder’s written consent that decreases the amount, or changes the form, of consideration payable to such Stockholder pursuant to the terms of the Merger Agreement as in effect on the date hereof or (d) the termination of this Agreement by written notice from Parent to the Stockholders (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (i) this Section 12 and the applicable definitional and interpretive provisions of Section 13 shall survive such termination and (ii) no such termination shall relieve or release any Stockholder from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

13. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a party as shall be specified by like notice):

(x)	If to Parent or Merger Sub, as set forth in Section 9.3(a) of the Merger Agreement, and

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(y)	If to Stockholder, to:

OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: General Counsel

Email:

with a copy (which does not constitute notice) to:

Greenberg Traurig

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attention: Matt Hoffman

Email: hoffmanma@gtlaw.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(b) Amendment and Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by any the parties hereto, but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto to this Agreement or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties hereto entitled to the benefit thereof only by a written instrument signed by each such party hereto granting such waiver. Notwithstanding the foregoing, no failure or delay by a Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. In the event Parent amends or waives the terms and conditions of any Tender and Support Agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such other Tender and Support Agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholders, then Parent will offer to amend or waive the terms and conditions of this Agreement so they are no less favorable to the Stockholders than the terms and conditions of such other Tender and Support Agreement are to such other stockholders.

(c) Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither Stockholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign or delegate this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or the Stockholders, as applicable.

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(d) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto expressly acknowledge and agree that (A) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the parties hereto, the transactions contemplated hereby and the interpretation and enforcement of the rights and duties of the parties hereto hereunder, (B) the parties hereto have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the parties hereto, the transactions contemplated hereby and the interpretation and enforcement of the rights and duties of the parties hereto hereunder, (C) no other jurisdiction has a materially greater interest in the foregoing and (D) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties hereto’s choice of Delaware Law hereunder, would have an interest in the foregoing.

(ii) Each of the parties hereto irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of venue of any suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Offer or the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party hereto. Nothing in this Section 13(d) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(iv) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

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HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY HERETO MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(d).

(e) Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the economic, business or other intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(f) Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties hereto are entitled in accordance with this Agreement. Stockholder, on the one hand, and Parent and the Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party hereto (or parties hereto) or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party hereto (or parties hereto) under this Agreement.

(g) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party hereto incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

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(h) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(i) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, agreements or representations by or among the parties hereto, written and oral, with respect to the subject matter hereof.

(j) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The meanings assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(k) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted.

(l) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

MERGER SUB:

CAMELOT MERGER SUB, INC.

By:
Name:
Title:

Parent and Merger Sub Signature Page to Tender and Support Agreement

STOCKHOLDERS:

ORBIMED ISRAEL PARTNERS II. L.P.

By:
Name:
Title:

ORBIMED PRIVATE INVESTMENTS VI, LP

By:
Name:
Title:

ORBIMED GENESIS MASTER FUND, L.P.

By:
Name:
Title:

THE BIOTECH GROWTH TRUST PLC

By:
Name:
Title:

Stockholders Signature Page to Tender and Support Agreement

SCHEDULE I

Stockholder Name	Shares of Company Common Stock
OrbiMed Israel Partners II. L.P.	4,126,972
OrbiMed Private Investments VI, LP	3,524,997
OrbiMed Genesis Master Fund, L.P.	296,296
The Biotech Growth Trust PLC	518,518

Schedule I

Exhibit A-2

Tender and Support Agreement

[See attached.]

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of October 3, 2022 (this “Agreement”), is between Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Camelot Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and each of the undersigned stockholders of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company”) set forth on Schedule I attached hereto (each a, “Stockholder” and together, the “Stockholders”).

WHEREAS, each Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) the number of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto (all such shares set forth on Schedule I, together with any shares of Company Common Stock and any other voting securities of the Company over which such Stockholder acquires record or beneficial ownership of prior to the termination of this Agreement (including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, or upon exercise, vesting or conversion of any securities or otherwise), the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), to provide for (i) the making of a cash tender offer (as it may be amended or extended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”) to purchase all outstanding shares of Company Common Stock, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware;

WHEREAS, as an inducement to, and condition to, the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Tender.

(a) During the Agreement Period, (as defined below) each Stockholder, in its capacity as a stockholder of the Company, hereby irrevocably and unconditionally agrees to validly tender, or cause to be tendered, in the Offer (and, in each case, not withdraw) all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (other than any transfer restrictions under applicable securities Laws) as promptly as practicable (but, in no event later than ten (10) Business Days) after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the Paying Agent designated in the Offer (A) a letter of transmittal with respect to the Subject Shares, duly completed and validly executed in accordance with the instructions thereto, (B) a Certificate or Certificates representing the Subject Shares (or effective affidavits of loss in lieu thereof) or an “agent’s message” (or such other evidence of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares and (C) such other documents and instruments as Parent or Merger Sub may reasonably request to be delivered in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer, and (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that once the Subject Shares are tendered, such Stockholder will not withdraw, or cause to be withdrawn, such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 12. The Stockholders acknowledge that and agree that Merger Sub’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any Subject Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement.

(b) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the Effective Time in accordance with its terms, Parent and Merger Sub shall promptly return, and shall cause the Paying Agent to promptly return, all tendered Subject Shares to the registered holders of such Subject Shares (and, in connection with the foregoing, Merger Sub shall direct the Paying Agent to so return such tendered Subject Shares within five (5) Business Days of any such termination or withdrawal).

2. Voting of Subject Shares; Irrevocable Proxy.

(a) Subject to the terms of this Agreement, each Stockholder, severally and not jointly as to such Stockholder’s Subject Shares, hereby irrevocably and unconditionally agrees that, during the Agreement Period, at any annual or special meeting of the stockholders of the Company however called (including at any adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent in lieu of meeting of stockholders of the Company, each Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares:

(x) against any:

(A) Contract, agreement or arrangement related to or in furtherance of any Company Acquisition Proposal (including any Superior Offer);

(B) other transaction or transactions, individually or in the aggregate, the consummation of which would, or would reasonably be expected to, prevent, materially delay or materially interfere with the Offer or the Merger or the ability of the Company to perform its obligations under the Merger Agreement; or

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(C) action, proposal, transaction or agreement (including any amendment, waiver, release from or non-enforcement of any agreement) that would, or would reasonably be expected to, result in a breach of (1) any covenant, representation, warranty or other obligation or agreement of such Stockholder under this Agreement or the Company or any Company Subsidiary under the Merger Agreement or (2) any of the conditions to Closing set forth in Article VII of the Merger Agreement or any of the conditions to the Offer set forth on Annex I of the Merger Agreement not being satisfied on or before the End Date, and

(y) in favor of the Transactions, the adoption of the Merger Agreement, any other matter relating to, or necessary for, the consummation of the Transactions and any proposal to adjourn or postpone a meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement.

(b) Each Stockholder, solely with respect to the matters described in Section 2(a) and for the duration of the Agreement Period, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, with full power of substitution or re-substitution, for and in the name, place and stead of such Stockholder, to: (i) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2(a); (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2(a) at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2(a), all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 12. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2(a) hereof. Each Stockholder agrees to execute any further agreement or instrument reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

3. Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided, that prompt written notice of any such disclosure shall be provided to Parent, and such Stockholder shall reasonably consult with Parent with respect to such disclosure). Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law (based on the advice of outside legal counsel) in any press release, the Offer Documents, the Company’s Schedule 14D-9 (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other Transactions and (b) agrees to promptly provide to Parent and the Company any information they may reasonably require for the

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preparation of any such disclosure documents. Parent agrees to provide Stockholders and their counsel a reasonable opportunity to review and comment on the disclosures with respect to the Stockholders authorized by the previous sentence, and will reasonably consider, in good faith, any reasonable comments provided by the Stockholders and their counsel; provided, however, that Parent will not be required to provide any Stockholder or its counsel the opportunity to review any disclosures authorized by the previous sentence if the information with respect to such Stockholder in such disclosures has previously been publicly filed in compliance with the foregoing provisions. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to promptly give to each Stockholder any information regarding Parent and Merger Sub that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby, including the filing of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act.

4. No Solicitation of Company Acquisition Proposals. During the Agreement Period, each Stockholder shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, take any action that would violate Section 6.4 of the Merger Agreement if such action were taken by the Company (or cause the Company or any of its Subsidiaries to violate Section 6.4 of the Merger Agreement). Without limiting the foregoing, during the Agreement Period, each Stockholder: (a) shall, and shall cause its Representatives to, cease any direct or indirect solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Company Acquisition Proposal and (b) shall not, and shall cause its Representatives and Affiliates, directly or indirectly, not to: (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or any proposal to acquire any of the Subject Shares; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose encouraging or facilitating, a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or any proposal to acquire any of the Subject Shares; or (iii) enter into any letter of intent, acquisition, Contract or Contract in principle with respect to a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal.

5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants (severally and not jointly) to Parent and Merger Sub as follows:

(a) Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction).

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(b) Authorization. Such Stockholder has all requisite corporate, limited liability company, partnership or other similar power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes its legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms (except insofar as such enforceability may be limited by the Bankruptcy and Equity Exceptions).

(c) No Violation.

(i) The execution, delivery and performance by such Stockholder of this Agreement or any ancillary agreements hereto does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof or thereof by such Stockholder, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, modification or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of such Stockholder or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) the Organizational Documents of such Stockholder or any of its Subsidiaries, (B) any franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law or any Contract or (C) assuming compliance with the matters referred to in Section 5(c)(ii), any applicable Law, other than, in the case of clauses (B) and (C), any such items that would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, in each case, on a timely basis, in accordance with the terms of this Agreement.

(ii) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to such Stockholder or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by such Stockholder or the consummation of the transactions contemplated hereby by such Stockholder, except for compliance with the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act or the Securities Act, including the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, or the securities Laws of any state or other jurisdiction.

(d) Ownership of Subject Shares. Such Stockholder is the record and beneficial owner of, and has good and marketable title to, such Subject Shares free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws). Such Stockholder has the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, the Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to the

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Subject Shares with respect to the matters set forth in this Agreement, in each case, with no limitations, qualifications or restrictions on such rights (except as imposed under applicable securities Laws), and, as such, has the complete and exclusive power to, directly or indirectly, (i) issue (or cause the issuance of) instructions with respect to the matters set forth in this Agreement, (ii) agree to all matters set forth in this Agreement and (iii) demand and waive any applicable appraisal or dissent rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on the signature page hereof are the only shares of Company Common Stock beneficially owned by such Stockholder. Other than the Subject Shares, such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any capital stock or other securities of the Company and has no interest in or voting rights with respect to any capital stock or other securities of the Company. Except as provided in this Agreement, there are no Contracts, agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) No Proxies. Except as set forth on Schedule I hereto, none of the Subject Shares are subject to any voting agreement or proxy.

(f) Absence of Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or its directors or officers or any of its properties or assets (including the Subject Shares) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, in each case, on a timely basis, in accordance with the terms of this Agreement.

(g) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement, each ancillary agreement to which it is a party and this Agreement with counsel of its own choosing. None of Parent, Merger Sub or the Company, or their respective counsel or other Representatives, has provided advice (whether legal, financial or otherwise) to such Stockholder with respect to this Agreement or the validity or effect of this Agreement or any of the transactions contemplated hereby. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment broker, finder, investment baker, financial advisor or other Person is entitled to a fee or commission from Parent, Merger Sub, the Company or any of the Company’s Subsidiaries in respect of this Agreement based upon any Contract, arrangement or agreement made by or on behalf of such Stockholder in its capacity as such.

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6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represent and warrant to the Stockholders that: (a) it is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction); (b) it has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder; (c) the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby by such party have been duly authorized by all necessary corporate action on the part of such party; and (d) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (except insofar as such enforceability may be limited by the Bankruptcy and Equity Exceptions).

7. No Proxies for, Transfers of or Encumbrances on Subject Shares.

(a) Except pursuant to the terms of this Agreement, during the Agreement Period, each Stockholder shall not (and shall not cause any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant or permit to grant any proxies, powers of attorney, rights of first offer or refusal or enter into or permit to enter into any voting trust or voting agreement or other Contract or arrangement with respect to any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares, or any right or interest therein, (iii) create or permit to exist any Lien on any Subject Shares, or (iv) enter into any Contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares. Any action taken in violation of the foregoing shall be null and void ab initio. Each Stockholder shall not (and shall not cause any of its respective Representatives to) seek or solicit any such Transfer or any such Contract, agreement, option, instrument or other arrangement or understanding. Except to the extent permitted under the terms of this Agreement, each Stockholder shall not take or permit any other action that would, or would reasonably be expected to, restrict, limit, delay or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of its Subject Shares to an Affiliate of such Stockholder if and only if such Affiliate shall have agreed in writing (in a manner reasonably acceptable in form and substance to Parent) to (i) accept such Subject Shares subject to all of the terms and conditions of this Agreement and (ii) be bound by the terms, conditions and obligations of this Agreement, including that such Person shall constitute a Stockholder for all purposes of this Agreement.

(c) During the Agreement Period, each Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to or that may arise in connection with the Merger that such Stockholder may have by virtue of, or with respect to, any Subject Shares.

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9. Notices of Certain Events. Each Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach or failure of any of the representations and warranties of such Stockholder set forth in Section 5. Each Stockholder shall promptly notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

10. Further Assurances. Parent, Merger Sub and each Stockholder shall each execute and deliver, or cause to be executed and delivered, all further Contracts, documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to perform their respective obligations under this Agreement.

11. Certain Adjustments. In the event the outstanding shares of Company Common Stock are changed into a different number or class by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction of shares or the like, the term “Subject Shares” shall be appropriately adjusted and deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

12. Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any material modification or amendment to the Merger Agreement or the Offer is effected without Stockholder’s written consent that decreases the amount, or changes the form, of consideration payable to such Stockholder pursuant to the terms of the Merger Agreement as in effect on the date hereof or (d) the termination of this Agreement by written notice from Parent to the Stockholders (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (i) this Section 12 and the applicable definitional and interpretive provisions of Section 13 shall survive such termination and (ii) no such termination shall relieve or release any Stockholder from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

13. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a party as shall be specified by like notice):

(x)	If to Parent or Merger Sub, as set forth in Section 9.3(a) of the Merger Agreement, and

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(y)	If to Stockholder, to:

FPCI BioDiscovery 5 c/o Andera Partners 2, Place Rio de Jeneiro, 75008 Paris, France Attention: Sofia Ioannidou Email:

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(b) Amendment and Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by any the parties hereto, but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto to this Agreement or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties hereto entitled to the benefit thereof only by a written instrument signed by each such party hereto granting such waiver. Notwithstanding the foregoing, no failure or delay by a Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. In the event Parent amends or waives the terms and conditions of any Tender and Support Agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such other Tender and Support Agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholders, then Parent will offer to amend or waive the terms and conditions of this Agreement so they are no less favorable to the Stockholders than the terms and conditions of such other Tender and Support Agreement are to such other stockholders.

(c) Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither Stockholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign or delegate this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or the Stockholders, as applicable.

(d) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

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(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto expressly acknowledge and agree that (A) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the parties hereto, the transactions contemplated hereby and the interpretation and enforcement of the rights and duties of the parties hereto hereunder, (B) the parties hereto have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the parties hereto, the transactions contemplated hereby and the interpretation and enforcement of the rights and duties of the parties hereto hereunder, (C) no other jurisdiction has a materially greater interest in the foregoing and (D) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties hereto’s choice of Delaware Law hereunder, would have an interest in the foregoing.

(ii) Each of the parties hereto irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of venue of any suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Offer or the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party hereto. Nothing in this Section 13(d) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(iv) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY HERETO MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(d).

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(e) Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the economic, business or other intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(f) Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties hereto are entitled in accordance with this Agreement. Stockholder, on the one hand, and Parent and the Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party hereto (or parties hereto) or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party hereto (or parties hereto) under this Agreement.

(g) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party hereto incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

(h) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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(i) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, agreements or representations by or among the parties hereto, written and oral, with respect to the subject matter hereof.

(j) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The meanings assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(k) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted.

(l) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT: ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

MERGER SUB: CAMELOT MERGER SUB, INC.

By:
Name:
Title:

Parent and Merger Sub Signature Page to Tender and Support Agreement

STOCKHOLDERS:

FPCI BIODISCOVERY 5, acting by its manager, ANDERA PARTNERS

By:
Name: Sofia Ioannidou
Title: Partner

Stockholders Signature Page to Tender and Support Agreement

SCHEDULE I

Stockholder Name	Shares of Company Common Stock
BioDiscovery 5	2,287,413

Schedule I

Exhibit B

Key Employees

1.	Frederic Chereau

2.	Mariana Nacht

3.	Matthias Hebben

Exhibit C

Certificate of Incorporation of the Surviving Corporation

[See attached.]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LOGICBIO THERAPEUTICS, INC.

FIRST: The name of the corporation is Logicbio Therapeutics, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended, the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (“Common Stock”). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation on all matters on which stockholders of the Corporation are entitled to vote.

FIFTH: In furtherance and not in limitation of the powers conferred by the law of the State of Delaware, the directors of the Corporation shall have power to adopt, amend or repeal any or all of the Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

SEVENTH:

(1) To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment or repeal of this Article SEVENTH shall adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to such amendment or repeal.

(2) The Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director of the Corporation or an officer of the Corporation elected by the board of directors or, while a director of the Corporation or an officer of the Corporation elected by the board of directors, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss suffered (including expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the board of directors or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article SEVENTH.

(3) The Corporation shall to the fullest extent permitted by applicable law pay, on an as-incurred basis, all expenses (including attorneys’ fees and expenses) actually and reasonably incurred by an Indemnitee in defending any proceeding, which may be indemnifiable pursuant to this Article SEVENTH, in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article SEVENTH or otherwise.

(4) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article SEVENTH is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(5) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee, member or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article SEVENTH or the DGCL.

(6) The rights conferred on any Indemnitee by this Article SEVENTH are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Indemnitees or persons other than Indemnitees when and as authorized by appropriate corporate action, including by separate agreement with the Corporation.

(7) Subject to any written agreement between the Indemnitee and the Corporation to the contrary, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

(8) Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article SEVENTH after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

(9) Indemnitees who after the date of the adoption of this Article SEVENTH become or remain an Indemnitee described in this Article SEVENTH will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article SEVENTH in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH will apply to claims made against any Indemnitee described in this Article SEVENTH arising out of acts or omissions that occurred or occur either before or after the adoption of this Article SEVENTH in respect of service as a director or officer of the Corporation or other service described in this Article SEVENTH.

(10) In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(11) For purposes of this Article SEVENTH, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(12) If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under this Article SEVENTH to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

EIGHTH: The number of directors that shall constitute the whole board of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation).

NINTH: The Corporation reserves the right to amend, repeal and/or add to the provisions of this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by the DGCL and all rights conferred upon directors, officers, employees or agents hereby are subject to this reservation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation this __ day of October, 2022.

Annex I

Conditions to the Offer

The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (g) below. Accordingly, notwithstanding any other provision of the Agreement or the Offer to the contrary, but subject to Merger Sub’s right and obligation to extend the Offer pursuant to the terms of the Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c)) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses (b) through (i) below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Merger Sub) (but excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one more than 50% of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) the representations and warranties of the Company contained in (i) this Agreement (other than those set forth in Section 4.1, Section 4.2(a), the first sentence of Section 4.2(c), Section 4.5(a)(i), Section 4.21 and Section 4.23) shall be true and correct as of the date of this Agreement and at and as of the Expiration Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and at and as of the Expiration Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) Section 4.1, the first sentence of Section 4.2(c), Section 4.5(a)(i), Section 4.21 and Section 4.23, that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(c) the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Expiration Date;

(d) no Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(e) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in clauses (b), (c) and (d) above have been duly satisfied;

(f) there shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions or imposing a Burdensome Condition as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions (the “Regulatory Condition”); provided, that no Party shall be permitted to invoke this clause (f) unless it shall have taken all actions required under this Agreement to have any such Law or order lifted;

(g) the Key Employee Offer Letter and the Restrictive Covenant Agreement of each Key Employee shall continue to be in full force and effect, and no breach nor repudiation by any such Key Employee shall have occurred or be imminent or threatened;

(h) each Key Employee shall be a Continuing Employee; and

(i) this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).